EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

KEYCORP,

KYCA CORPORATION

and

U.S.B. HOLDING CO., INC.

dated as of July 26, 2007

TABLE OF CONTENTS

RECITALS
Page
A.	Acquiror	1
B.	Acquiror Sub	1
C.	Company	1
D.	Approvals	1
E.	Intended Tax Treatment	1
F.	Voting Agreements	1
G.	Noncompetition Agreement	1

ARTICLE I

THE MERGER

1.1	The Merger	2
1.2	Directors of the Surviving Corporation	2
1.3	Officers of the Surviving Corporation	2
1.4	Effective Time	2
1.5	Closing	3

ARTICLE II

CONVERSION OR CANCELLATION OF SHARES; OPTIONS AND OTHER STOCK-BASED AWARDS

2.1	Conversion or Cancellation of Shares	3
2.2	Exchange of Old Certificates; Payment of the Consideration.	4
2.3	Adjustments to Acquiror Common Stock	6
2.4	Options and Other Stock-Based Awards.	6
2.5	Dissenting Stockholders	7
2.6	Withholding Taxes	7

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1	Disclosure Letter	8
3.2	Standards	8
3.3	Corporate Organization and Qualification	9
3.4	Subsidiaries	9
3.5	Capital Stock.	9
3.6	Corporate Authority and Action.	10
3.7	Governmental Filings; No Violations.	11
3.8	Reports and Financial Statements.	11
3.9	Absence of Certain Events and Changes	12
3.10	Compliance with Laws and Other Matters	13
3.11	Litigation	14
3.12	Taxes.	14
3.13	Internal Controls	15
3.14	Insurance	16

i

3.15	Books and Records	16
3.16	Labor Matters	16
3.17	Employee Benefits.	16
3.18	Environmental Matters	18
3.19	Agreements.	19
3.20	Knowledge as to Conditions	19
3.21	Fairness Opinion	20
3.22	Brokers and Finders	20
3.23	Certain Agreements	20
3.24	Owned Real Property	20
3.25	Undisclosed Liabilities	20

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB

4.1	Disclosure Letter	20
4.2	Standards	21
4.3	Corporate Organization and Qualification	21
4.4	Corporate Authority and Action	21
4.5	Capital Stock.	22
4.6	Governmental Filings; No Violations.	22
4.7	Reports and Financial Statements.	23
4.8	Absence of Certain Events and Changes	23
4.9	Compliance with Laws and Other Matters	23
4.10	Litigation	25
4.11	Taxes	25
4.12	Undisclosed Liabilities	26
4.13	Knowledge as to Conditions	26
4.14	Brokers and Finders	26
4.15	Financing	26
4.16	Interim Operations of Acquiror Sub	26

ARTICLE V

COVENANTS

5.1	Conduct of Business Pending the Effective Time.	27
5.2	Dividends	31
5.3	Acquisition Proposals	31
5.4	Stockholder Approval	34
5.5	Filings; Other Actions.	34
5.6	Information Supplied	36
5.7	Access and Investigations	36
5.8	Certain Modifications; Restructuring Charges	37
5.9	Takeover Laws	37
5.10	Benefit Plans	37
5.11	Indemnification and Insurance.	39
5.12	Publicity	40
5.13	Reasonable Best Efforts; Additional Agreements	40

5.14	Notification of Certain Matters	40
5.15	Expenses	40
5.16	Section 16(b) Exemption	40
5.17	Environmental Assessments	41
5.18	Registration and Merger Consideration	41
5.19	Affiliates	42
5.20	Stock Exchange Listing	42
5.21	Compliance Policies and Procedures	42

ARTICLE VI

CONDITIONS

6.1	Conditions to Each Party’s Obligation to Effect the Merger	42
6.2	Conditions to Obligations of Acquiror and Acquiror and Acquiror Sub	43
6.3	Conditions to Obligation of Company	44

ARTICLE VII

TERMINATION

7.1	Termination	45
7.2	Fee	47
7.3	Effect of Termination and Abandonment	47

ARTICLE VIII

MISCELLANEOUS

8.1	Survival	48
8.2	Modification or Amendment	48
8.3	Waiver of Conditions	48
8.4	Counterparts	48
8.5	Governing Law	48
8.6	Notices	48
8.7	Entire Agreement, Etc	49
8.8	Definition of “subsidiary” and “affiliate”; Covenants with Respect to Subsidiaries and Affiliates	49
8.9	Interpretation; Effect	50
8.10	No Third Party Beneficiaries	50
8.11	Waiver of Jury Trial	50

EXHIBITS

A.	List of Stockholders Signing Voting Agreements and Form of Voting Agreement
B.	Form of Affiliate Agreement

INDEX OF DEFINED TERMS

Location of
Term	Definition
Acquiror	Preamble
Acquiror Benefit Plan	5.10(a)
Acquiror Common Stock	Recital A
Acquiror Disclosure Letter	4.1
Acquiror Financial Statements	4.7(c)
Acquiror Ratio	7.1(f)
Acquiror Ratio Determination Date	7.1(f)
Acquiror Regulatory Approvals	4.6(a)
Acquiror Share Price	2.1(c)
Acquiror Sub Common Stock	Recital B
Acquiror Sub	Preamble
Acquisition Proposal	5.3(a)
Acquisition Proposal Interest	5.3(a)
affiliate	8.8(a)
Agreement	Preamble
BHC Act	3.7(a)
Certificate of Merger	1.4(a)
Change in Company’s Recommendation	5.3(c)
Closing	1.5
Closing Date	1.5
Code	Recital E
Company	Preamble
Company Benefit Plans	3.17(a)
Company Common Stock	Recital C
Company Disclosure Letter	3.1
Company Financial Statements	3.8(c)
Company Insiders	5.16
Company Meeting	5.4
Company Option	2.4(a)
Company Regulatory Approvals	3.7(a)
Company Section 16 Information	5.16
Confidentiality Agreement	5.3(b)
Continuing Employees	5.10(a)
Contracts	3.7(b)
Designated Amount	2.1(a)
Designated Ratio	2.1(a)
DGCL	1.1(b)
Dissenting Shares	2.1(a)
Dissenting Stockholder	2.5(a)
Effective Time	1.4(a)
Ending Price	7.1(f)
Environmental Assessments	5.17(b)
Environmental Laws	3.18

ERISA	3.17(a)
ERISA Affiliate	3.17(c)
ERISA Plan	3.17(b)
Exception Shares	2.1(a)
Exchange Act	3.7(a)
Exchange Agent	2.2(a)
Federal Reserve Board	3.7(a)
Form S-4	5.5(a)
Governmental Entity	3.7(a)
Indemnified Party	5.11(a)
Index Price	7.1(f)
Index Ratio	7.1(f)
IRS	3.17(b)
Just Cause	5.1(a)(ix)
KSOP	5.1(a)(viii)
Liens	3.5(e)
Material Adverse Effect	3.2(b)
Maximum Amount	5.11(b)
Merger	1.1(a)
Merger Consideration	2.1(a)
New Certificates	2.2(a)
New Option	2.4(a)
Old Certificate	2.1(b)
Old Share	2.1(b)
Option Conversion Ratio	2.4(b)
Owned Real Property	3.24
Pension Plan	3.17(b)
Per Share Cash Consideration	2.1(a)
Per Share Stock Consideration	2.1(a)
Person	2.2(b)
Phase I Assessments	5.17(a)
Phase II Assessments	5.17(b)
Proxy Statement/Prospectus	5.5(a)
Regulatory Approvals	4.6(a)
Reports	3.8(a)
Representatives	5.3(a)
Rights	3.5(d)
SEC	3.8(a)
Securities Act	3.8(a)
Securities Laws	3.8(a)
Severance Plan	5.10(e)
Starting Date	7.1(f)
Starting Price	7.1(f)
subsidiary	8.8(a)
Superior Proposal	5.3(b)
Surviving Corporation	1.1(a)

v

Takeover Laws	3.6(b)
Tax	3.12
Termination Date	7.1(d)
Unlawful Gains	3.10(e)
Voting Agreement	Recital F

AGREEMENT AND PLAN OF MERGER, dated as of July 26, 2007 (this “Agreement”), by and among KEYCORP (“Acquiror”), KYCA CORPORATION (“Acquiror Sub”) and U.S.B. HOLDING CO., INC. (“Company”).

RECITALS

A. Acquiror. Acquiror is an Ohio corporation with its principal executive offices located in Cleveland, Ohio. Acquiror has (i) 1,400,000,000 authorized shares of common stock, par value $1.00 per share (“Acquiror Common Stock”), of which 389,849,743 shares are outstanding as of June 30, 2007; and (ii) 25,000,000 authorized shares of preferred stock, par value $1.00 per share, none of which are outstanding as of the date of this Agreement.

B. Acquiror Sub. Acquiror Sub is a Delaware corporation and a wholly owned subsidiary of Acquiror that has been organized for the purpose of effecting the Merger (as defined below). As of the date hereof, Acquiror Sub has 1,000 authorized shares of common stock, par value $0.001 per share (“Acquiror Sub Common Stock”).

C. Company. Company is a Delaware corporation with its principal executive offices located in Orangeburg, Rockland County, New York. As of the date hereof, Company has (i) 50,000,000 authorized shares of common stock, $0.01 par value per share (“Company Common Stock”), of which 21,939,569 shares are outstanding as of the date of this Agreement; and (ii) 10,000,000 authorized shares of preferred stock, with no par value per share, none of which are outstanding as of the date of this Agreement.

D. Approvals. The Board of Directors of each of Acquiror and Company has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Acquiror and Company, respectively, and in the best interests of their respective stockholders, (ii) determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and (iii) authorized and approved this Agreement.

E. Intended Tax Treatment. The parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations thereunder and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

F. Voting Agreements. The stockholders of Company identified on Exhibit A have each executed a Voting Agreement (each, a “Voting Agreement”) in the form of Exhibit A on or prior to the date hereof.

G. Consulting Agreement and Non-disclosure and Non-solicitation Agreement. Each of Thomas E. Hales and Raymond J. Crotty has executed a consulting agreement and a settlement and separation agreement and Thomas M. Buonaiuoto has executed a settlement and separation agreement, each in a form satisfactory to Acquiror, on or prior to the date hereof.

NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto approve, adopt and make this Agreement and Plan of Merger and prescribe the terms and conditions hereof and the manner and mode of carrying it into effect, which are as follows:

ARTICLE I

THE MERGER

1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Company shall merge with and into Acquiror Sub (the “Merger”). Acquiror Sub shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware. Acquiror may at any time prior to the Effective Time change the method of effecting the combination of Company and Acquiror (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Merger Consideration (as hereinafter defined), (ii) adversely affect the tax treatment of Acquiror’s stockholders or Company’s stockholders pursuant to this Agreement, (iii) adversely affect the tax treatment of Company or Acquiror pursuant to this Agreement or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event Acquiror makes such a change, Company agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

(b) The Merger shall have the effects specified in this Agreement and the Delaware General Corporation Law (the “DGCL”).

(c) The certificate of incorporation and bylaws of Acquiror Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation.

1.2 Directors of the Surviving Corporation. Immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Acquiror Sub in office immediately prior to the Effective Time, until their respective successors are duly elected and qualified.

1.3 Officers of the Surviving Corporation. Immediately after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of Acquiror Sub in office immediately prior to the Effective Time.

1.4 Effective Time. (a) Subject to the terms and conditions of this Agreement, on or before the Closing Date (as hereinafter defined), Acquiror will cause a certificate of merger to be filed with the Office of the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger has been filed, or at such other time as may be specified therein. The date and time at which the Merger becomes effective is herein referred to as the “Effective Time.”

(b) Acquiror and Company each will use reasonable best efforts to cause the Effective Time to occur on (i) the last day of the month in which the satisfaction or waiver of the last of the conditions specified in Sections 6.1, 6.2 and 6.3 of this Agreement has occurred (other than conditions relating solely to the delivery of documents dated the Closing Date) (provided, however, that if the Effective Time would occur less than three business days after the satisfaction or waiver of such last condition, Acquiror and Company will cause the Effective Time to occur on the fifteenth day of the immediately following month (or if such fifteenth day is not a business day, the next business day thereafter), or (ii) such other date to which the parties may agree in writing.

1.5 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, at such time as Acquiror and Company shall agree, on the date when the Effective Time is to occur (the “Closing Date”).

ARTICLE II

CONVERSION OR CANCELLATION OF SHARES;
OPTIONS AND OTHER STOCK-BASED AWARDS

2.1 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder:

(a) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares and Dissenting Shares, shall be converted into and constitute the right to receive, as provided in and subject to the provisions of Section 2.1(c), (i) an amount of shares of Acquirer Common Stock equal to 0.65 times the Designated Ratio (the “Per Share Stock Consideration”), and (ii) subject to adjustment pursuant to Section 7.1(f), $8.925 in cash (the “Per Share Cash Consideration,” and together with the Per Share Stock Consideration, the “Merger Consideration”).

For purposes of this Agreement, the following terms have the meanings indicated:

“Designated Ratio” means 0.70, subject to adjustment in accordance with Section 2.3 and/or Section 7.1(f).

“Dissenting Shares” shall mean shares of Company Common Stock, the holders of which have perfected and not withdrawn or lost their appraisal rights with respect to such shares under Section 262 of the DGCL.

“Exception Shares” means shares of Company Common Stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted in good faith, by Company or by Acquiror.

(b) Rights as Stockholders; Stock Transfers. Each Exception Share shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares and Dissenting Shares, is hereinafter defined as an “Old Share.” Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate (an “Old Certificate”) formerly representing Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, as applicable, without interest, upon exchange of such Old Certificate in accordance with this Article II (i) any dividends with respect to Company Common Stock with a record date prior to the Effective Time but unpaid as of the Effective Time and (ii) the consideration to which such holder may be entitled pursuant to this Article II.

(c) No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Acquiror Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Acquiror Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Stock owned by such holder at the Effective Time) by the last reported closing sale price of one share of Acquiror Common Stock as reported on the NYSE Composite Transactions Reporting System (as reported in the Wall Street Journal or, if not reported therein, in another authoritative source) (the “Acquiror Share Price”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

(d) Acquiror Sub Common Stock. Each share of Acquiror Sub Common Stock outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as one share of common stock of the Surviving Corporation.

2.2 Exchange of Old Certificates; Payment of the Consideration.

(a) Appointment of Exchange Agent. Until the first anniversary of the Effective Time, Acquiror shall make available on a timely basis or cause to be made available to an exchange agent agreed upon by Acquiror and Company (the “Exchange Agent”) (1) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required pursuant to this Article II and (2) certificates, or at Acquiror’s option, evidence of shares in book entry form, representing the shares of Acquiror Common Stock (“New Certificates”), each to be given to the holders of Company Common Stock in exchange for Old Certificates pursuant to this Article II. Upon such anniversary, any such cash or New Certificates remaining in the possession of the Exchange Agent (together with any earnings in respect thereof) shall be delivered to Acquiror. Any holder of Old Certificates who has not theretofore exchanged such Old Certificates pursuant to this Article II shall thereafter be entitled to look exclusively to Acquiror, and only as a general creditor thereof, for the consideration to which such holder may be entitled upon exchange of such Old Certificates pursuant to this Article II. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto, shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) Exchange Procedures. Promptly after the Effective Time, but in no event later than ten days thereafter, Acquiror shall cause the Exchange Agent to mail or deliver to each individual, bank, corporation, partnership, trust, association or other entity or organization (a “Person”) who was, immediately prior to the Effective Time, a holder of record of Company Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration to which such holder may be entitled pursuant to this Article II. After completion of the allocation procedure set forth in Section 2.1(c) and upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal or Election Form, as the case may be, duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall promptly be provided in exchange therefor, but in no event later than ten business days after due surrender, a New Certificate representing the New Shares and/or a check in the amount to which such holder is entitled pursuant to this Article II, and the Old Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Old Certificates.

(c) Transfer to Holder other than Existing Holder. If any cash payment is to be made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such cash payment in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any New Certificate representing shares of Acquiror Common Stock is to be issued in the name of other than the registered holder of the Old Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Acquiror Common Stock in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) Dividends. No dividends or other distributions with a record date after the Effective Time with respect to Acquiror Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock represented by such New Certificate.

(e) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Old Shares.

(f) Lost, Stolen or Destroyed Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Surviving Corporation or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, pay or cause to be paid the consideration deliverable in respect of the Old Shares formerly represented by such Old Certificate pursuant to this Article II.

2.3 Adjustments to Acquiror Common Stock. If Acquiror changes (or Acquiror’s Board of Directors sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Acquiror Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Designated Ratio will be adjusted proportionately to account for such change.

2.4 Options and Other Stock-Based Awards.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each option to purchase shares of Company Common Stock (a “Company Option”) that is outstanding and unexercised, whether vested or unvested, exercisable or unexercisable, immediately prior thereto shall be deemed to constitute a fully vested option (a “New Option”) to purchase, on the same terms and conditions as were applicable under the terms of the stock option plan under which the Company Option was granted, such number of shares of Acquiror Common Stock and at such an exercise price per share determined as follows:

(A) Number of Shares. The number of shares of Acquiror Common Stock subject to a New Option shall be equal to the product of (I) the number of shares of Company Common Stock purchasable upon exercise of the Company Option and (II) the Option Conversion Ratio (as defined below), the product being rounded to the nearest whole share; and

(B) Exercise Price. The exercise price per share of Acquiror Common Stock purchasable upon exercise of a New Option shall be equal to (I) the exercise price per share of Company Common Stock under the Company Option divided by (II) the Option Conversion Ratio, the quotient being rounded to the nearest cent.

The exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code. With respect to any such Company Options that are “incentive stock options” (as defined in Section 422(b) of the Code), the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code and the regulations promulgated thereunder. Notwithstanding the foregoing, any Company Options (whether vested or unvested) that are held by employees of the Company who are not Continuing Employees (as such term is Defined in Section 5.10(a)) or that are held by directors of Company shall be entitled to a cash payment from the Company at the Effective Time in an amount equal to the excess of (i) the sum of (A) the Per Share Cash Consideration plus (B) (1) the Designated Ratio multiplied by (2) the Acquiror Share Price over (ii) the per share exercise price of such Company Option, subject to any required withholding of taxes. Prior to the Effective Time, Company, or Company’s Board of Directors or an appropriate committee thereof, will take all action necessary on its part to give effect to the provisions of this Section 2.4(a) and shall take such other actions reasonably requested by Acquiror to give effect to the foregoing.

(b) For purposes of this Agreement, “Option Conversion Ratio” shall mean the sum of (i) (A) 0.65 times (B) the Designated Ratio plus (ii) (A) the Per Share Cash Consideration divided by (B) the Acquiror Share Price.

(c) Prior to the Effective Time, Acquiror shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Acquiror Common Stock to provide for the satisfaction of its obligations, if any, with respect to the New Options. On the Closing Date, or the next Business Day thereafter if necessary, Acquiror shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Acquiror Common Stock issuable upon exercise of the New Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and to maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Options remain outstanding.

2.5 Dissenting Stockholders. (a) Each Dissenting Share shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Company shall give Acquiror prompt notice upon receipt by Company of any such demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Acquiror shall have the right to participate in all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

(b) If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent under Section 262 of the DGCL at or prior to the Effective Time, each of such holder’s shares of Company Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

2.6 Withholding Taxes. Acquiror or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to holders of Company Common Stock such amounts as Acquiror or the Exchange Agent, as applicable, reasonably determines in good faith it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax law.  To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted by Purchaser or the Exchange Agent, as applicable, to the applicable taxing authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1 Disclosure Letter. Prior to the execution and delivery hereof, Company has delivered to Acquiror and Acquiror Sub a letter (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Company’s representations or warranties contained in this Article III or to one or more of its covenants contained in Article V.

3.2 Standards. (a) No representation or warranty of Company contained in this Article III, other than:

(i) the representations and warranties in Sections 3.3, 3.4, 3.6, 3.7(b), 3.8(a) and (b), clause (a) of the first sentence of Section 3.9, and Sections 3.13, 3.15, 3.16, 3.19(a) and 3.23, which shall be true and correct in all material respects (without duplicative effect being given to any materiality, Material Adverse Effect or similar qualifier);

(ii) the representations and warranties in Section 3.11, when made as of the date of this Agreement, which shall be true and correct in all material respects; and

(iii) the representations and warranties in Sections 3.5 (except for de minimis errors), clause (b) of the first sentence of Section 3.9, and Sections 3.21, 3.22 and 3.24 which shall be true and correct in all respects;

shall be deemed untrue or incorrect, and Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in this Article III, has had or is reasonably likely to have a Material Adverse Effect on Company (without duplicative effect being given to any materiality, Material Adverse Effect or similar qualifier).

(b) The term “Material Adverse Effect” means, with respect to Company or Acquiror, as the case may be, an effect which (A) is materially adverse to the business, properties, financial condition or results of operations of Acquiror or Company, as the context may dictate, and its subsidiaries, taken as a whole, (B) materially impairs or delays the ability of Acquiror or Company to consummate the Merger or (C) enables any Person to prevent or impair the consummation by Acquiror or Company of the Merger; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect to the extent attributable to or resulting after the date of this Agreement from (i) any changes in laws, regulations or interpretations of laws or regulations generally affecting the banking or bank holding company businesses, (ii) any change in generally accepted accounting principles or regulatory accounting requirements, generally affecting the banking or bank holding company businesses, (iii) events, conditions or trends in economic, business or financial conditions generally or affecting the banking or bank holding company businesses specifically, (iv) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (v) the effects of the actions contemplated by Section 5.8, (vi) changes resulting from transaction expenses, including legal, accounting and investment bankers’ fees incurred in connection with this Agreement and (vii) any changes in Federal and/or State tax laws generally affecting bank or bank holding company businesses.

Except as set forth in the Company Disclosure Letter, Company hereby represents and warrants to Acquiror and Acquiror Sub the following (as set forth in Sections 3.3 through 3.25 (inclusive)):

3.3 Corporate Organization and Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted. It has made available to Acquiror a complete and correct copy of its governing documents, each as amended to the date hereof and as in full force and effect as of the date hereof. It is duly qualified to do business as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification.

3.4 Subsidiaries. Each of its subsidiaries is duly organized, and (to the extent applicable) validly existing and in good standing under the laws of the jurisdiction of incorporation or organization of such subsidiary, and is duly qualified to do business in each jurisdiction where the property owned, leased or operated, or the business conducted, by such subsidiary requires such qualification. Each of its subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. A true and complete list of its direct and indirect subsidiaries as of the date hereof is set forth in Section 3.4 of the Company Disclosure Letter.

3.5 Capital Stock.

(a) The information in Recital C hereof is true and correct.

(b) As of the date hereof, except as set forth in Section 3.5(b) of the Company Disclosure Letter, no shares of its common stock or preferred stock were held in treasury by it or otherwise owned by it or its subsidiaries for its own account.

(c) All the outstanding shares of its common stock, and its preferred stock, if any, have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights.

(d) As of the date hereof, except as set forth in Section 3.5(d) of the Company Disclosure Letter (i) there are no shares of its common stock or its preferred stock authorized and reserved for issuance, (ii) it does not have any Rights issued or outstanding with respect to any of its capital stock and (iii) no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Right or a Contract for the purchase, subscription or issuance of any securities of it. As used herein, “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person. Section 3.5 (d) of the Company Disclosure Letter contains a correct and complete list of each Company Option, including the holder, date of grant, exercise price, number of shares subject thereto and plan under which such option was issued.

(e) All the outstanding shares of capital stock of each of its subsidiaries owned by it or a subsidiary of it have been duly authorized and validly issued and are fully paid and (except, with respect to bank subsidiaries, as provided in 12 U.S.C. § 55 or under applicable state law) nonassessable, and, other than as set forth in Section 3.5(e) of the Company Disclosure Letter, are owned by it or a direct or indirect wholly owned subsidiary of it free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind or Rights (“Liens”).

(f) Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Company on any matter.

(g) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (B) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company’s Board of Directors or compensation committee actually awarded it, (D) is exempt from the Section 409A of the Code, and (E) qualifies for the tax and accounting treatment afforded to such award in the Company’s tax returns and the Company’s financial statements, respectively.

3.6 Corporate Authority and Action.

(a) It has the requisite corporate power and authority and has taken all corporate action necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the Merger, subject only to receipt of the requisite approval of the holders of at least a majority of the outstanding shares of Company Common Stock. This Agreement is its valid and legally binding agreement enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. Its stockholders have no dissenters’ or similar rights in connection with the Merger except pursuant to Section 262 of the DGCL.

(b) It has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of (A) any “moratorium”, “control share”, “fair price”, “supermajority”, “affiliate transactions”, “business combination” or other state anti-takeover laws and regulations (collectively, “Takeover Laws”), and (B) the provisions of Article 8 of its certificate of incorporation. As of the date hereof, its Board of Directors has approved the transactions contemplated by this Agreement by more than a two-thirds majority.

3.7 Governmental Filings; No Violations.

(a) Other than (i) the applications, notices, reports and other filings required to be made by it in connection with the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), the approval of the Superintendent of Banks and the Banking Board of the State of New York under the Banking Law of the State of New York, the approval of the Office of the Comptroller of the Currency under the National Bank Act and the Bank Merger Act and the approvals of other federal, state and local, domestic and foreign authorities regulating financial institutions and (ii) as required under the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the “Exchange Act”), the rules of the National Association of Securities Dealers, Inc. and other applicable securities exchanges and self-regulatory organizations (collectively, the “Company Regulatory Approvals”), no applications, notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, administrative agency, court, commission, self-regulatory authority, agency, other entity, domestic or foreign, or other body acting in an adjudicative capacity (“Governmental Entity”), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of any of the transactions contemplated hereby will not (individually or in conjunction with any other event), constitute or result in (i) a breach or violation of, or a default under, its articles of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) pursuant to any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (written or oral) (“Contracts”) of it or any of its subsidiaries or (iii) subject to the receipt of all Company Regulatory Approvals, a violation of any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts.

3.8 Reports and Financial Statements.

(a) It has made available to Acquiror each registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated by it under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Securities Act”), the Exchange Act and state securities and “Blue Sky” laws (together with the Securities Act and state securities and “Blue Sky” laws, the “Securities Laws”) with respect to periods since December 31, 2004 through the date of this Agreement and will promptly deliver each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date hereof (collectively, whether filed before or after the date hereof, its “Reports”), each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the “SEC”) (or if not so filed, in the form used or circulated).

(b) As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Reports filed after the date of this Agreement, will comply) with applicable Securities Laws and did not (or in the case of Reports filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Each of its consolidated statements of condition or balance sheets included in or incorporated by reference into its Reports, including the related notes and schedules, fairly presented (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated financial position of it and its subsidiaries as of the date of such statement of condition or balance sheet and each of the consolidated statements of income, cash flows and changes in stockholders’ equity included in or incorporated by reference into its Reports, including any related notes and schedules, fairly presented (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Collectively, its foregoing consolidated statements of condition or balance sheets, statements of income, cash flows and stockholders’ equity are referred to as its “Company Financial Statements.” Its auditor is independent within the meaning of generally accepted accounting principles and related rules of the SEC. It is in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the certifications provided and to be provided pursuant to Sections 302, 404 and 906 thereof are accurate.

3.9 Absence of Certain Events and Changes. Since March 31, 2007, except as disclosed in its Reports filed on or prior to the date hereof, (a) it and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses, and (b) there has not been any change or development or combination of changes or developments which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, a Material Adverse Effect on it. Since March 31, 2007, except as provided for herein, as set forth in Section 3.9 of the Company Disclosure Schedule or as disclosed in the Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by Company or any of its subsidiaries to officers having a title of “Vice President” or more senior or any amendment of any of the Company Benefit Plans other than increases or amendments in the ordinary course.

3.10 Compliance with Laws and Other Matters. Other than as set forth in Section 3.10 of the Company Disclosure Letter, it and each of its subsidiaries:

(a) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, each of its subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better and is “well managed” and “well capitalized,” as defined in Regulation Y of the Federal Reserve Board;

(b) has all permits, licenses, franchises, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it or such subsidiary to carry on its business as currently conducted;

(c) has, since December 31, 2004, received no notification or communication from any Governmental Entity (i) asserting that it or any of its subsidiaries is not in compliance with any statutes, regulations or ordinances (or indicating, in the absence of any such assertion, a possible investigation or inquiry with respect to any of the foregoing), (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance;

(d) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of it or any of its subsidiaries and neither it nor any of its subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission;

(e) has not, since January 1, 2004, nor to its knowledge, has any other person acting on behalf of Company or any of its subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws, knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities or other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; and

(f) to the extent it qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws, has implemented in all material respects such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied in all material respects with, the U.S. Anti-Money Laundering laws and the rules and regulations issued thereunder.

3.11 Litigation. Other than as set forth in Section 3.11 of the Company Disclosure Letter, there are no criminal or administrative investigations or hearings of, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings of, before or by any Person (including any Governmental Entity) pending or, to its knowledge, threatened, against or affecting it or any of its subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discrimination, or the Bank Secrecy Act).

3.12 Taxes.

(a) All federal, state, local and foreign Tax (as hereinafter defined) returns, including all information returns, required to be filed by or on behalf of Company or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed returns are complete and accurate. Company has made available to Acquiror true and correct copies of the United States federal income Tax returns filed by it or its subsidiaries for each of the two most recent fiscal years ended on or before December 31, 2006.

(b) All Taxes due and owing by Company or any of its subsidiaries have been paid other than Taxes that have been reserved or accrued on Company’s balance sheet or which Company is contesting in good faith or any other Taxes that would not reasonably be expected to have a Material Adverse Effect.

(c) As of the date of this Agreement there is no outstanding audit examination (except a New York State examination presently being conducted as described in Section 3.12(c) of the Company Disclosure Letter), deficiency, refund or other tax litigation or outstanding waivers or agreements extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of Company or its subsidiaries. All Taxes due with respect to completed and settled examinations or concluded litigation relating to Company or any of its subsidiaries have been paid in full or have been recorded on Company’s or such subsidiary’s balance sheet and consolidated statement of earnings or income (in accordance with generally accepted accounting principles).

(d) Neither Company nor any of its subsidiaries is a party to a Tax sharing, indemnification or similar agreement, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group over which Company is or was the common parent) or otherwise has any liability for the Taxes of any party (other than its own Taxes and those of its subsidiaries).

(e) Each of Company and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f) Neither Company nor any of its subsidiaries has been a party to any distribution occurring during the last three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(g) Neither Company nor any of its subsidiaries is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(h) No Liens for Taxes exist with respect to Company or its subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for (in accordance with generally accepted accounting principles).

(i) There are no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings that have been entered into or issued by any taxing authority with respect to Company.

(j) Other than as set forth in Section 3.12(j) of Company Disclosure Letter, neither Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amounts received on or prior to the Closing Date.

(k) No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

The term “Tax” includes any tax or similar governmental charge, impost or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, employee withholding taxes, worker’s compensation, payroll taxes, unemployment insurance, social security, minimum taxes or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax or interest, imposed by any federal, state or local, domestic or foreign government or subdivision or agency thereof.

3.13 Internal Controls. Other than as set forth in Section 3.13 of the Company Disclosure Letter, none of its or its subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its subsidiaries or accountants. It and its subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

3.14 Insurance. It and its subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.

3.15 Books and Records. Its and its subsidiaries’ books and records have been fully, properly and accurately maintained, and there are no inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present their financial position.

3.16 Labor Matters. Neither it nor any of its subsidiaries is a party to, or is otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither it nor any of its subsidiaries is the subject of any proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor union or labor organization. No strike, dispute, walk-out, work stoppage, slow-down or lockout involving it or any of its subsidiaries is pending or, to its knowledge, threatened, nor has there been for the past five years, and Company is not aware of any activity involving its or any of its subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organizational activity. Except as provided for herein or set forth in Section 3.16 of the Company Disclosure Letter, the consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under this Agreement or otherwise. The Company and any subsidiary has paid or made provision for payment of all salaries, wages, and vacation pay accrued through the Closing Date, are (a) in compliance in all material respects with (i) all federal and state laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers compensation, the collection and payment of withholding and/or payroll taxes and similar taxes (except for non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect), including but not limited to the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Equal Pay Act, the National Labor Relations Act, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Reemployment Act, and any and all similar applicable state and local laws; and (ii) all material applicable requirements of the Occupational Safety and Health Act of 1970 within the United States and comparable regulations and orders thereunder; and (b) are not engaged in any unfair employment practice.

3.17 Employee Benefits.

(a) Section 3.17(a) of the Company Disclosure Letter lists all written benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Company and its subsidiaries and current or former directors of Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, stock option, stock purchase, stock appreciation rights or stock-related award incentive and bonus plans (“Company Benefit Plans”), and each Company Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including, but not limited to, any master or prototype plan, has been separately identified. True and complete copies of all Company Benefit Plans, including any trust instruments, insurance contracts and with respect to any employee stock ownership plan, loan agreements, forming a part of any Company Benefit Plans, and all amendments thereto have been provided to Acquiror.

(b) All Company Benefit Plans are in substantial compliance, in form and operation, with ERISA, including the Pension Protection Act of 2006, and the Code, to the extent applicable, and other applicable laws. Each Company Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax law changes, including those changes under the Economic Growth and Tax Relief Reconciliation Act of 2001 and has applied or will apply to the IRS for such favorable determination letter within the applicable period under Section 401(b) of the Code, and Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. No Company Benefit Plan is funded by a trust described in Section 501(c)(9) of the Code. Neither Company nor any of its subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or any subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither Company nor any of its subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any entity which is a member of a “controlled group” with Company under Section 4001(a)(14) of ERISA or considered one employer with Company under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”). Company and its subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA, under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement.

(d) All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in its Company Financial Statements. Neither any Pension Plan nor any single-employer plan sponsored by an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that the required minimum contributions to any Pension Plan under Section 412 of the Code will be increased by application of Section 412(l) of the Code. Neither Company nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) Under each Pension Plan that is a single-employer plan, as of the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

(f) As of the date hereof, there is no pending or, to the knowledge of Company threatened, litigation relating to the Company Benefit Plans. Other than as set forth in Section 3.17(f) of the Company Disclosure Letter, neither Company nor any of its subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement other than as required to comply with Section 4980B of the Code or Part 6 of Title I of ERISA. Other than as set forth in Section 3.17(f) of the Company Disclosure Letter, Company or its subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of benefits accrued and claims incurred prior to such amendment or termination.

(g) There has been no amendment to, announcement by Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year, except to the extent required by law. Other than as set forth in Section 3.17(g) of the Company Disclosure Letter, none of the execution of this Agreement, stockholder approval of this Agreement or the consummation of the transactions contemplated hereby will (i) entitle any employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Company Benefit Plans, (iii) limit or restrict the right of Company or, after the consummation of the transactions contemplated hereby, Acquiror, to merge, amend or terminate any of the Company Benefit Plans or (iv) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(h) Each Company Benefit Plan that is a deferred compensation plan is in substantial compliance with Section 409A of the Code, to the extent applicable. Any voluntary election by a participant to defer post-2004 compensation into any such plan was effected in a time and manner in compliance with Section 409A of the Code.

3.18 Environmental Matters. (i) To Company’s knowledge, there is no environmental condition, situation, or incident on, at, or concerning any property currently owned, leased or used by Company or its subsidiaries that could give rise to an action or liability under any Environmental Law or common law theory; (ii) there are no state or federal liens on property owned by Company or its subsidiaries resulting from an environmental cleanup by any federal or state authority; (iii) neither Company nor any of its subsidiaries is subject to any decree, order, writ, judgment or injunction issued pursuant to any applicable Environmental Laws and, to Company’s knowledge, there is no event, cause or condition which would reasonably be expected to give rise to or form the basis of such a decree, order, writ, judgment or injunction; (iv) neither Company nor any of its subsidiaries has received any written or oral notice under the citizen suit provision of any Environmental Laws; (v) neither Company nor any of its subsidiaries has received any unresolved written or oral request for information, notice of violation, demand letter, administrative inquiry, complaint or claim from any person, including any governmental entity, involving the alleged violation of any Environmental Laws. “Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

3.19 Agreements.

(a) Except for this Agreement or as may be specifically required or contemplated by this Agreement or as set forth in Section 3.19 of the Company Disclosure Letter, it and its subsidiaries are not a party to or bound by (i) any material Contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to be performed after the date hereof that has not been filed with or incorporated by reference in its Reports filed on or prior to the date hereof; (ii) any Contract containing covenants that limit the ability of it or any of its subsidiaries to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, it or any of its subsidiaries may carry on its business; (iii) any Contract which is not terminable without cause on 60 days or less notice without penalty or payment in excess of $100,000; (iv) any Contract that involves performance of services or delivery of goods or materials to or by it or any of its subsidiaries of an amount or value in excess of $100,000; (v) any Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of it or any of its subsidiaries in excess of $100,000; (vi) any lease, rental or occupancy agreement, license, installment and conditional sale agreement or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property having a value or providing for aggregate payments in excess of $100,000; (vii) any Contract for capital expenditures in excess of $100,000; (viii) any joint venture, partnership or similar Contract providing for the sharing of profits, losses, costs or liabilities by it or any of its subsidiaries with any other Person, (ix) any agreement providing for the indemnification by Company or any of its subsidiaries of any Person; (x) any agreement providing for any future payments that are conditioned, in whole or in part, on a change of control of Company or any of its subsidiaries; or (xi) any material agreement that contains a “most favored nation” clause.

(b) None of it or any of its subsidiaries is, with or without the giving of notice or lapse of time or both, in default under any material Contract.

3.20 Knowledge as to Conditions. As of the date of this Agreement, it knows of no reason why (i) the Regulatory Approvals should not be obtained in time for the Closing to take place prior to the Termination Date or (ii) the opinion of tax counsel referred to in Section 6.3(c) will not be obtained on the Closing Date.

3.21 Fairness Opinion. As of the date of this Agreement, it has received the opinion, dated the date of this Agreement, of its financial advisor, Keefe, Bruyette & Woods, Inc., to the effect that the Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

3.22 Brokers and Finders. None of it, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that it has retained Keefe, Bruyette & Woods, Inc. as its financial advisors, whose fees in connection with the transactions contemplated hereby shall not exceed the amounts set forth in Section 3.22 of the Company Disclosure Letter. True and correct copies of Company’s engagement letters with such financial advisors have been set forth in Section 3.22 of the Company Disclosure Letter.

3.23 Certain Agreements. Set forth in Section 3.23 of the Company Disclosure Letter is a true and complete list of each employment agreement, non-competition agreement, agreement with respect to the non-solicitation of customers and agreement with respect to the non-solicitation of employees to which any of the Company, any of its subsidiaries or any of their respective officers is a party, each of which has been duly authorized, executed and delivered by it and none of which shall be modified, amended or supplemented without the prior written consent of Acquiror.

3.24 Owned Real Property. As of the date hereof, Section 3.24 of the Company Disclosure Letter contains a true and complete list of each parcel of real property owned by Company or its subsidiaries, whether by foreclosure or acquisition of deeds in lieu of foreclosure of mortgages or otherwise, other than any real property held as “other real-estate owned” or “OREO” (the “Owned Real Property”).

3.25 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on Company’s consolidated balance sheet included in Company’s Form 10-Q for the quarter ended March 31, 2007 and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2007, neither Company nor any of its subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND ACQUIROR SUB

4.1 Disclosure Letter. Prior to the execution and delivery hereof, Acquiror and Acquiror Sub have delivered to Company a letter (the “Acquiror Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Acquiror’s and Acquiror Sub’s representations or warranties contained in this Article IV or to one or more of Acquiror’s covenants contained in Article V.

4.2 Standards. (a) No representation or warranty of Acquiror or Acquiror Sub contained in this Article IV, other than:

(i) the representations and warranties in Sections 4.3, 4.4, 4.6(b), 4.7(a) and (b) and clause (a) of the first sentence of Section 4.8, which shall be true and correct in all material respects (without duplicative effect being given to any materiality, Material Adverse Effect or similar qualifier);

(ii) the representations and warranties in Section 4.10, when made as of the date of this Agreement, which shall be true and correct in all material respects; and

(iii) the representations and warranties in Section 4.5 (except for de minimis errors), clause (b) of the first sentence of Section 4.8 and Section 4.14, which shall be true and correct in all respects;

shall be deemed untrue or incorrect, and neither Acquiror nor Acquiror Sub shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in this Article IV has had or is reasonably likely to have a Material Adverse Effect on Acquiror (without duplicative effect being given to any materiality, Material Adverse Effect or similar qualifier).

Except as set forth in the Acquiror Disclosure Letter, each of Acquiror and Acquiror Sub hereby represents and warrants to Company the following (as set forth in Sections 4.3 through 4.16 (inclusive)):

4.3 Corporate Organization and Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted. It has made available to Company a complete and correct copy of its governing documents, each as amended to the date hereof and as in full force and effect as of the date hereof. It is duly qualified to do business as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification.

4.4 Corporate Authority and Action. It has the requisite corporate power and authority and has taken all corporate action necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the Merger. This Agreement is its valid and legally binding agreement enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. Its stockholders have no dissenters’ or similar rights in connection with the Merger. As of the date hereof, its Board of Directors or Executive Committee, as the case may be, has unanimously approved the transactions contemplated by this Agreement.

4.5 Capital Stock.

(a) The information in Recitals A and B hereof are true and correct.

(b) All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, neither Acquiror nor Acquiror Sub has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Acquiror Common Stock, Acquiror preferred stock, Acquiror Sub Common Stock or any other equity securities of Acquiror or Acquiror Sub or any securities representing the right to purchase or otherwise receive any shares of Acquiror Common Stock, Acquiror preferred stock or Acquiror Sub Common Stock. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.6 Governmental Filings; No Violations.

(a) Other than (i) the applications, notices, reports and other filings required to be made by it in connection with the approval of the Federal Reserve Board under the BHC Act, the approval of the Superintendent of Banks and the Banking Board of the State of New York under the Banking Law of the State of New York, the approval of the Office of the Comptroller of the Currency under the National Bank Act and the Bank Merger Act and the approvals of other federal, state and local, domestic and foreign authorities regulating financial institutions and (ii) as required under the Exchange Act, the rules of the National Association of Securities Dealers, Inc. and other applicable securities exchanges and self-regulatory organizations (collectively, the “Acquiror Regulatory Approvals” and together with the Company Regulatory Approvals, the “Regulatory Approvals”), no applications, notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any Governmental Entity, in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of any of the transactions contemplated hereby will not (individually or in conjunction with any other event), constitute or result in (i) a breach or violation of, or a default under, its articles of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) pursuant to, any provision of any Contracts of it or any of its subsidiaries or (iii) subject to the receipt of all Acquiror Regulatory Approvals, a violation of any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts.

4.7 Reports and Financial Statements.

(a) Acquiror has made available to Company each registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated by Acquiror under the Securities Laws with respect to periods since December 31, 2004 through the date of this Agreement and will promptly deliver each such Report, each in the form (including exhibits and any amendments thereto) filed with the SEC (or if not so filed, in the form used or circulated).

(b) As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Reports filed after the date of this Agreement, will comply) with applicable Securities Laws and did not (or in the case of Reports filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Each of Acquiror’s consolidated statements of condition or balance sheets included in or incorporated by reference into Acquiror’s Reports, including the related notes and schedules, fairly presented (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated financial position of Acquiror and its subsidiaries as of the date of such statement of condition or balance sheet and each of the consolidated statements of income, cash flows and changes in stockholders’ equity included in or incorporated by reference into Acquiror’s Reports, including any related notes and schedules, fairly presented (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of Acquiror and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Collectively, Acquiror’s foregoing consolidated statements of condition or balance sheets, statements of income, cash flows and stockholders’ equity are referred to as “Acquiror Financial Statements.” Acquiror’s auditor is independent within the meaning of generally accepted accounting principles and related rules of the SEC. Acquiror is in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the certifications provided and to be provided pursuant to Sections 302, 404 and 906 thereof are accurate.

4.8 Absence of Certain Events and Changes. Since March 31, 2007, except as disclosed in Acquiror’s Reports filed on or prior to the date hereof, (a) Acquiror and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses, and (b) there has not been any change or development or combination of changes or developments which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, a Material Adverse Effect on Acquiror.

4.9 Compliance with Laws and Other Matters. Except as set forth in Section 4.9 of the Acquiror Disclosure Letter, Acquiror and each of its subsidiaries:

(a) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, each of its subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better and is “well managed” and “well capitalized,” as defined in Regulation Y of the Federal Reserve Board;

(b) has all permits, licenses, franchises, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it or such subsidiary to carry on its business as currently conducted;

(c) has, since December 31, 2004, received no notification or communication from any Governmental Entity (i) asserting that it or any of its subsidiaries is not in compliance with any statutes, regulations or ordinances (or indicating, in the absence of any such assertion, a possible investigation or inquiry with respect to any of the foregoing), (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance;

(d) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of it or any of its subsidiaries and neither it nor any of its subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission;

(e) has not, since January 1, 2004, nor to its knowledge, has any other person acting on behalf of Acquiror or any of its subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws, knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any Unlawful Gains, nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; and

(f) to the extent it qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws, has implemented in all material respects such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied in all material respects with, the U.S. Anti-Money Laundering laws and the rules and regulations issued thereunder.

4.10 Litigation. Other than as set forth in Acquiror’s Reports, there are no material criminal or administrative investigations or hearings of, before or by any Governmental Entity, or material civil, criminal or administrative actions, suits, claims or proceedings of, before or by any Person (including any Governmental Entity) pending or, to Acquiror’s knowledge, threatened, against or affecting Acquiror or any of its subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discrimination, or the Bank Secrecy Act).

4.11 Taxes. Except as set forth in Section 4.11 of the Acquiror Disclosure Schedule:

(i) All federal, state, local and foreign Tax returns, including all information returns, required to be filed by or on behalf of Acquiror or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed returns are complete and accurate;

(ii) All Taxes due and owing by Acquiror or any of its Subsidiaries have been paid other than Taxes that have been reserved or accrued on Acquiror’s balance sheet or which Acquiror is contesting in good faith or any other Taxes that would not reasonably be expected to have a Material Adverse Effect;

(iii) As of the date of this Agreement there is no outstanding audit examination, deficiency, refund or other tax litigation or outstanding waivers or agreements extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of Acquiror or its subsidiaries which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on Acquiror. All Taxes due with respect to completed and settled examinations or concluded litigation relating to Acquiror or any of its subsidiaries have been paid in full or have been recorded on Acquiror’s or such subsidiary’s balance sheet and consolidated statement of earnings or income (in accordance with generally accepted accounting principles);

(iv) Neither Acquiror nor any of its subsidiaries is a party to a Tax sharing, indemnification or similar agreement, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group over which Acquiror is or was the common parent) or otherwise has any liability for the Taxes of any party (other than its own Taxes and those of its subsidiaries);

(v) Each of Acquiror and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

(vi) Neither Acquiror nor any of its subsidiaries has been a party to any distribution occurring during the last three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied;

(vii) Neither Acquiror nor any of its subsidiaries is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2);

(viii) No Liens for Taxes exist with respect to Acquiror or its subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for (in accordance with generally accepted accounting principles);

(ix) There are no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings that have been entered into or issued by any taxing authority with respect to Acquiror or its subsidiaries, that are not reflected in the Acquiror Financial Statements; and

(x) Neither Acquiror nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amounts received on or prior to the Closing Date.

4.12 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on Acquiror’s consolidated balance sheet included in Acquiror’s Form 10-Q for the quarter ended March 31, 2007 and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2007, neither Acquiror nor any of its subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect.

4.13 Knowledge as to Conditions. As of the date of this Agreement, Acquiror knows of no reason why (i) the Regulatory Approvals should not be obtained in time for the Closing to take place prior to the Termination Date or (ii) the opinion of tax counsel referred to in Section 6.2(d) will not be obtained on the Closing Date.

4.14 Brokers and Finders. None of it, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein.

4.15 Financing. Acquiror has, and will have, as and when required, the funds necessary to consummate the Merger and pay the Consideration in accordance with the terms of this Agreement.

4.16 Interim Operations of Acquiror Sub. Acquiror Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Closing Date, will have engaged in no business other than in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1 Conduct of Business Pending the Effective Time.

(a) Company Conduct of Business Pending the Effective Time. Company agrees, as to itself and its subsidiaries, that, except insofar as Acquiror shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or except as otherwise expressly contemplated by this Agreement, as required by law or as set forth in Section 5.1(a) of the Company Disclosure Letter:

(i) The business of it and its subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries will use all reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

(ii) Except as required by law, it and its subsidiaries will not knowingly take any action that, individually or in the aggregate, would (1) adversely affect the ability of anyone to obtain any Regulatory Approval; (2) materially adversely affect its ability to perform its obligations under this Agreement; or (3) reasonably be expected to have a Material Adverse Effect.

(iii) It will not (1) sell or pledge, agree to sell or pledge, or permit any Lien to exist on, any stock of any of its subsidiaries as of the date hereof; (2) amend or restate its articles of incorporation or by-laws; (3) split, combine or reclassify any outstanding capital stock; (4) except as permitted by Section 5.2, split, declare, set aside or pay any dividend or distribution payable in cash, stock or other property with respect to any of its capital stock; or (5) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(iv) Neither it nor any of its subsidiaries will (1) other than pursuant to the exercise of stock options and stock appreciation rights disclosed in Section 3.5(d) of the Company Disclosure Letter, issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class; (2) other than in the ordinary course of business consistent with past practice and in accordance with Company’s policies and capital budget (as in effect on the date hereof), transfer, lease, license, guarantee, sell, mortgage, pledge or dispose of any other material property or assets or encumber any property or assets, other than to a direct or indirect wholly owned subsidiary of it, or authorize capital expenditures (provided, however, that in no case shall Company make any capital expenditure in excess of $250,000 individually or in excess of $1,000,000 in the aggregate); or (3) acquire any interest in real estate with any such capital expenditure.

(v) Other than in the ordinary course of its banking business consistent with past practice and consistent with Company policy (as in effect on the date hereof) and consistent with Section 5.1(a)(v) of the Company Disclosure Letter with respect to debt and marketable securities, neither it nor any of its subsidiaries will make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person.

(vi) Other than as set forth in Section 5.1(a)(vi) of the Company Disclosure Letter, neither it nor any of its subsidiaries will (1) make, increase or purchase any loan, lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (A) loans, advances or commitments in individual amounts equal to or less than $2,500,000 (except, in the case of home equity lines, equal to or less than $250,000 and except, in the case of residential mortgage loans, equal to or less than $500,000) made in the ordinary course of business consistent with past practice and made in conformity with all applicable policies and procedures or (B) loans or advances as to which Company has a legally binding obligation to make as of the date hereof and, with respect to loans or advances in individual amounts equal to or greater than $2,500,000 (or, in the case of home equity lines, equal to or greater than $250,000 or, in the case of residential mortgage loans, equal to or greater than $500,000), a description of which is set forth in Section 5.1(a)(iv) of the Company Disclosure Letter; or (2) renegotiate, renew or extend the term of any loan, lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except renegotiations, renewals or extensions of loans, advances or commitments in each case in amounts equal to or less than $5,000,000 on market terms, with a maturity or expiration date no later than December 31, 2025, with a loan to value ratio no greater than 80% (with value being the lower of cost or appraised value), and with an interest rate that resets at least every five years, in the ordinary course of business consistent with past practice and in conformity with all applicable policies and procedures or renegotiations, renewals or extensions of overdraft loans or passbook loans made in the ordinary course of business consistent with past practice and made in conformity with all applicable policies and procedures.

(vii) Other than in the ordinary course of business consistent with past practice (including borrowings from the Federal Home Loan Bank of New York and borrowings under securities repurchase agreements), neither it nor any of its subsidiaries will incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or make any loan or advance.

(viii) Neither it nor its subsidiaries shall: (A) increase the salary, wage, bonus or other compensation of any Employee or director or independent contractor of Company or any of its subsidiaries other than in the ordinary course of business consistent with past practice; provided, however, that Company shall not increase the salary, wage, bonus or other compensation of any person if such person’s aggregate annual compensation from Company or any of its subsidiaries is $100,000 or more prior to such increase; or (B) terminate, adopt, enter into, make any new grants or awards under or amend any Company Benefit Plan; provided, however, notwithstanding the foregoing, (1) prior to the Effective Time, Company may establish a retention pool of no greater than $1,000,000 in the aggregate, to be distributed to such persons, in such amounts, and payable at such times, as shall be mutually agreed upon by Company and Acquiror, (2) for the plan year in which the Effective Time occurs, Company shall make a matching contribution to the U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (with 401(k) Provisions) (“KSOP”) participants’ accounts in accordance with Section 5.1 of the KSOP, for the portion of the plan year that precedes the Effective Time; (3) Company may amend the KSOP prior to the Effective Time to provide that; at the election of a participant or beneficiary, cash received by the KSOP for the participant’s or beneficiary’s account in payment of consideration received pursuant to Article II shall be invested in Acquiror Common Stock as soon as practicable and in any event within 90 days after the Effective Time and, at Acquiror’s request, amend the KSOP prior to the Effective Time to provide that as of the Effective Time, no further contributions will be made to the KSOP; (4) employees entitled to an annual profit sharing bonus under Company’s Executive Incentive Bonus Plan during the year in which the Effective Time occurs shall retain any quarterly advances made prior to the Effective Time and shall be paid, prior to the Effective Time, a pro rated advance for the quarter in which the Effective Time occurs based on budgeted results for such quarter (including any amounts withheld by Company, other than such amounts that are withheld by Company for Taxes); and (5) Company shall have the right to terminate the Key Employees’ Supplemental Investment Plan and the Key Employees’ Supplemental Diversified Investment Plan prior to the Effective Time.

(ix) Neither it nor any of its subsidiaries shall (i) terminate the employment of an employee except for Just Cause or (ii) hire any person as an employee, except persons hired to fill any vacancies in existence as of the date of this Agreement or arising after the date hereof, in each case whose employment is terminable at the will of Company or a subsidiary and who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of no more than $100,000. For purposes of this Agreement, “Just Cause” will be afforded the definition provided in Section 9 of the U.S.B. Holding Co., Inc. Severance Plan, as amended, pursuant to Section 5.10(e) of this Agreement.

(x) Neither it nor any of its subsidiaries will implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or regulatory accounting principles or applicable law.

(xi) Except in the ordinary course of business consistent with past practice, and except as set forth in Section 5.1(a)(xi) of the Company Disclosure Letter, neither it nor any of its subsidiaries will settle any claim, action or proceeding against it, except for any claim, action or proceeding which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Company and its subsidiaries, taken as a whole, and that does not involve or create precedent for claims, actions or proceedings that are reasonably likely to be material to Company and its subsidiaries taken as a whole.

(xii) Other than with the cooperation of and in consultation with Acquiror, and except as set forth in Section 5.1(a)(xii) of the Company Disclosure Letter, make or change any Tax election, file any amended Tax return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(xiii) Neither it nor any of its subsidiaries will take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a material violation of any provision of this Agreement.

(xiv) Neither it nor any of its subsidiaries will take any action which would, or is reasonably likely to, prevent or impede the Merger from qualifying as a tax free reorganization within the meaning of Section 368(a) of the Code.

(xv) Neither it nor any of its subsidiaries will authorize or enter into an agreement to take any of the actions referred to in paragraphs (i) through (xiv) above.

Company may request Acquiror’s consent to any action that is not permitted by this Section 5.1(a) by notifying both (1) Acquiror in accordance with Section 8.6 and (2) in the case of any request relating to Section 5.1(a)(vi), that involves (x) a commercial loan or extension of credit, Richard Marotta, KeyBank National Association, 66 S. Pearl Street, Albany, New York, 12207; facsimile 518-257-8539, (y) a real estate loan or extension of credit, Renee Csuhran, KeyCorp, 127 Public Square, Cleveland, Ohio 44144; facsimile 216-689-3566, or (z) any other loan or extension of credit, April Herrington, KeyBank National Association, KeyBank National Association, 800 Superior Avenue, Cleveland, Ohio 44114; facsimile 216-828-7482 (or in each case (x), (y) and (z) a replacement individual to be notified to Company designated by Acquiror within three business days after the date of this Agreement in accordance with the procedure set forth in Section 8.6). With respect to any such request by Company, Company shall be entitled to conclusively presume that Acquiror has consented to the action specified in the request if Company has not received Acquiror’s objection to such request within five business days after the date Acquiror receives such request; provided that such time period shall be three business days in the case of any request by Company to take any action not permitted by Section 5.1(a)(vi).

(b) Acquiror Conduct of Business Pending the Effective Time. Acquiror agrees, as to itself and its subsidiaries, that, except insofar as Company shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or except as otherwise expressly contemplated by this Agreement, except as required by law, it and its subsidiaries will not:

(i) amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common stock,

(ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a material violation of any provision of this Agreement,

(iii) take any action which would, or is reasonably likely to, prevent or impede the Merger from qualifying as a tax free reorganization within the meaning of Section 368(a) of the Code,

(iv) take any action that would adversely affect the ability of anyone to obtain any Regulatory Approval;

(v) take any action that would materially and adversely affect its ability to perform its obligations under this Agreement; or

(vi) take any actions which would reasonably be expected to have a Material Adverse Effect.

None of the foregoing shall be deemed to prohibit Acquiror from making any disposition or acquisition or from agreeing to issue capital stock of Acquiror in connection therewith, provided that any such transaction would not reasonably be expected to (1) have a Material Adverse Effect on Acquiror’s financial condition, (2) materially delay the Closing Date, (3) materially adversely affect the ability of Company or Acquiror to obtain any Regulatory Approval or (4) prevent or impede the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.

5.2 Dividends. Company agrees that, from and after the date hereof until the Effective Time, (a) direct and indirect wholly owned subsidiaries of Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends in cash, stock or other property; and (b) Company may pay quarterly dividends on outstanding shares of Company Common Stock at a rate not to exceed $0.15 per share per quarter, on substantially the same record and payment date schedules as have been utilized in the past (provided that the declaration of the last quarterly dividend by Company prior to the Effective Time and the payment thereof shall be coordinated with Acquiror so that, with respect to such quarter, a holder of Company Common Stock will receive a dividend on either such holder’s shares of Company Common Stock or the shares of Acquiror Common Stock received by such holder in the Merger, but will not receive dividends on both Company Common Stock and Acquiror Common Stock received in the Merger).

5.3 Acquisition Proposals. d) Company shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any third parties with respect to any Acquisition Proposal. Neither Company nor any of its subsidiaries nor any of its respective executive officers and directors or the executive officers and directors of any of its subsidiaries shall, and it shall direct and use all reasonable best efforts to cause its executive officers and agents, including any investment banker, attorney or accountant retained by it or by any of its subsidiaries (collectively, its “Representatives”), not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to implement or make an Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer with respect to the following involving Company or any of its material subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, pledge, transfer or other disposition of 35% or more of its consolidated assets or liabilities in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the Merger provided for in this Agreement.

Company shall ensure that the executive officers, directors and agents of Company and its subsidiaries and its other Representatives are aware of the restrictions described in this Section 5.3 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 5.3 by any executive officer, director, agent or other Representative of Company or its subsidiaries, at the direction or with the consent of Company or its subsidiaries, shall be deemed to be a breach of this Section 5.3 by Company. Notwithstanding anything in this Agreement to the contrary, Company shall (i) immediately, and in any event within twenty-four hours, advise Acquiror, orally and in writing, of (A) the receipt by it (or any of the other Persons referred to above) of any Acquisition Proposal, any request for information from, or any request for, or initiation or continuation of, any negotiations or discussions with Company or any of its subsidiaries or any of their respective Representatives, in connection with any Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal (any of the foregoing “Acquisition Proposal Interest”), (B) the material terms and conditions of such Acquisition Proposal or Acquisition Proposal Interest (whether written or oral), and (C) the identity of the Person making such Acquisition Proposal or expressing any such Acquisition Proposal Interest, (ii) prior to providing any such Person from whom an Acquisition Proposal or Acquisition Proposal Interest has been received with any material non-public information, notify Acquiror of the receipt of the same (and promptly provide to Acquiror any material non-public information regarding Company provided to any other Person that was not previously provided to Acquiror, such additional information to be provided no later than the next business day after the date of provision of such information to such other Person) and (iii) keep Acquiror fully informed of the status and details of any such Acquisition Proposal or Acquisition Proposal Interest and any developments with respect thereto. Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements in accordance with the terms thereof.

(b) Notwithstanding Section 5.3(a), Company (i) may permit any Person to make an Acquisition Proposal to the Board of Directors of Company, if the Board of Directors of Company with the advice of independent counsel (who may be Company’s regularly engaged independent counsel) determines in good faith that the failure to do so would be inconsistent with the fiduciary duty of the Board of Directors of Company under applicable law, (ii) may furnish information concerning its business, properties or assets to any Person pursuant to a customary confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement dated June 2, 2007, entered into between Acquiror and Company (the “Confidentiality Agreement”) if, and only if, such Person has on an unsolicited basis, and in the absence of any violation of this Section 5.3 by Company or any of its Representatives, submitted an Acquisition Proposal or Acquisition Proposal Interest that constitutes or, that in the good faith opinion of Company’s Board of Directors, is reasonably likely to result in a Superior Proposal and (iii) may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if, and only if, (x) such Person has on an unsolicited basis, and in the absence of any violation of this Section 5.3 by Company or any of its Representatives, or by such Person or any of its Representatives of any confidentiality or standstill agreement, submitted a bona fide written Superior Proposal (as defined below) to Company and (y) in the good faith opinion of Company’s Board of Directors, only after consultation with independent outside legal counsel to Company, the Board of Directors of Company has determined that engaging in such discussions or negotiations is in the best interests of Company and its stockholders and the failure to engage in such discussions or negotiations would be inconsistent with the Board’s fiduciary duties to Company’s stockholders under applicable law.

A “Superior Proposal” means any Acquisition Proposal that is not conditioned upon the ability to obtain financing (or dependent upon financing that is subject to contingencies) (A) which is for not less than 80% of the issued and outstanding shares of Company Common Stock or 80% of the consolidated assets of Company and (B) which Company’s Board of Directors determines in good faith, after consultation with its investment bankers, is (I) superior to Company’s stockholders from a financial point of view and, taking into account relevant legal, financial and regulatory aspects of the proposal and any other factors that Company’s Board of Directors determines to be relevant, the identity of the third party making such proposal, and the conditions for completion of such proposal, a more favorable transaction than the Merger and (II) in the reasonable opinion of Company’s Board of Directors, based on discussions with Company’s investment bankers and other information known to Company’s Board of Directors, is at least as likely to be approved and completed as the Merger.

(c) Except as expressly permitted by this Section 5.3(c), neither Company’s Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (ii) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation referred to in Section 5.4 by Company’s Board of Directors or any such committee of this Agreement, the Merger or the other matters contemplated hereby or take any action or make any statement inconsistent with such approval (any action described in the foregoing clauses (i) and (ii), a “Change in Company’s Recommendation”), or (iii) enter into any letter of intent, agreement in principle or agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, Company’s Board of Directors, subject to the terms of this and the following two sentences, to the extent that it determines in good faith, after consultation with independent outside legal counsel, that the failure to do so would be inconsistent with the Board’s fiduciary duties to Company’s stockholders under applicable law, may make a Change in Company’s Recommendation. Company may make a Change in Company’s Recommendation (A) at a time that is after the third day following Company’s delivery to Acquiror of written notice advising Acquiror that Company’s Board of Directors has determined that it has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and indicating that it intends to make a Change in Company’s Recommendation and (B) if, during such three (3) day period, Company and its advisors shall have negotiated in good faith with Acquiror to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and such negotiations fail to result in the necessary adjustments to this Agreement. Notwithstanding any Change in Company’s Recommendation, unless otherwise directed in writing by Acquiror, this Agreement and the Merger shall be submitted to the stockholders of Company for the purpose of adopting this Agreement and approving the Merger and the other matters contemplated hereby at the meeting called by Company pursuant to Section 5.4, and nothing in this Agreement shall be deemed to relieve Company of such obligation. Any Change in Company’s Recommendation shall not permit Company’s Board of Directors to rescind or amend the resolutions adopting this Agreement or otherwise change the approval of Company’s Board of Directors for purposes of causing any state takeover statute or other state law or provision of Company’s articles of incorporation or by-laws to be inapplicable to the transactions contemplated thereby.

(d) Notwithstanding the foregoing, nothing contained in this Section 5.3 or any other provision hereof shall prohibit Company or Company’s Board of Directors from taking and disclosing to Company’s stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or from making any disclosure if, in the good faith judgment of the Board of Directors of Company, after consultation with outside counsel, failure to do so would be inconsistent with the Board’s fiduciary duties to Company’s stockholders under applicable law; provided, however, that Company’s Board of Directors shall not in any case make a Change in Company’s Recommendation except in accordance with Section 5.3(c).

5.4 Stockholder Approval. Company agrees to take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a meeting of its stockholders (including any adjournment or postponement, the “Company Meeting”), as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the Merger and the other matters contemplated hereby. The Board of Directors of Company shall recommend such adoption and approval, and Company shall use its reasonable best efforts to solicit the adoption and approval of this Agreement by its stockholders; provided that the Board of Directors of Company may withdraw, modify, condition or refuse to make such recommendation only in accordance with Section 5.3(c) in connection with the receipt of a Superior Proposal.

5.5 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date hereof, Acquiror and Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to Company’s stockholders at the Company Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) and Acquiror shall prepare and file with the SEC a registration statement on Form S-4 (of which the Proxy Statement/Prospectus shall be a part) with respect to the issuance of Acquiror Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of Acquiror and Company shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Acquiror and Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. Acquiror shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and each party shall furnish all information concerning it and the others to its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Acquiror Common stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4.

(b) If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Company.

(c) Each of Acquiror and Company agrees to cooperate with the other and, subject to the terms and conditions set forth in this Agreement, use reasonable best efforts to promptly prepare and file all necessary documentation (including making all required initial filings in connection with the Regulatory Approvals within 45 days of the date of this Agreement), to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Each of Acquiror and Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the material information relating to the other party, and any of their respective subsidiaries, which appears in any material filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

(d) Each of Acquiror and Company agree, upon request, to furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

5.6 Information Supplied. Each of Company and Acquiror agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto, at the date of mailing to stockholders and at the time of the Company Meeting, will contain any statement which, in light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Company and Acquiror further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement. The Proxy Statement shall not be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Proxy Statement shall be filed, by Acquiror or Company, without consultation with the other party and its counsel.

5.7 Access and Investigations. e) Upon reasonable notice, each party agrees to (and shall cause each of its subsidiaries and affiliates to) afford the other party and its Representatives access, during normal business hours throughout the period until the Closing Date, to its properties, books, contracts and records and, during such period, shall (and shall cause each of its subsidiaries and affiliates to) furnish promptly to the other party all material information concerning its business, properties and personnel as may reasonably be requested. Neither party nor any of its subsidiaries or affiliates shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such party’s (including its subsidiaries and affiliates) customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment or decree or any binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which restrictions of the preceding sentence apply.

(b) Each party agrees, and will cause its respective subsidiaries, affiliates and Representatives not to use any information obtained from the other party (or such other party’s subsidiaries, affiliates or Representatives), pursuant to this Section 5.7 or otherwise, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Each party will keep, and will cause its subsidiaries, affiliates and Representatives to keep, all information and documents obtained from the other party pursuant to this Section 5.7 or during the investigation leading up to the execution of this Agreement confidential unless such information (i) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, or (ii) is or becomes readily ascertainable from publicly available information or trade sources (other than as a result of a breach of this Agreement by such party or its subsidiaries, affiliates or Representatives). In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same, or (at such party’s option) confirm in writing to such party that it has completely destroyed all such copies, documents, extracts, information and data.

(c) No investigation by either of the parties or their respective Representatives shall affect the representations and warranties of the other set forth herein or preclude reliance thereon.

5.8 Certain Modifications; Restructuring Charges. Company and Acquiror agree to consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Company shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as Acquiror shall reasonably request; provided that (a) such modifications or changes comply with generally accepted accounting principles and regulatory requirements and guidelines and (b) the conditions specified in Sections 6.1(a) and (b) have been satisfied or waived. Company and Acquiror shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with generally accepted accounting principles, as Acquiror shall reasonably request. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 5.8.

5.9 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to this Agreement, the Voting Agreements or the transactions contemplated hereby or thereby, each of Acquiror and Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its stockholders other than as contemplated by Section 5.4) so that the transactions contemplated by this Agreement and the Voting Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Law on this Agreement, the Voting Agreements or any of the transactions contemplated by this Agreement.

5.10 Benefit Plans. f) From and after the Effective Time, Acquiror shall provide individuals who are employees of the Company at the Effective Time and who continue as employees of Acquiror or any of its subsidiaries (“Continuing Employees”) with benefits under employee benefit plans (other than stock options and other equity-based plans) substantially comparable in the aggregate to those provided to similarly situated employees of Acquiror and its subsidiaries, as the case may be. Acquiror shall cause each employee benefit plan, program, policy or arrangement (“Acquiror Benefit Plan”) in which employees of Company or its subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting (but not benefit accrual under Pension Plans or retiree medical plans) thereunder the service of such employees with Company or its subsidiaries (including service with acquired entities for which Company and its subsidiaries have given service credit) to the same extent as such service was credited for such purpose by Company or its subsidiaries under a comparable Company Benefit Plan (including for the avoidance of doubt the Severance Plan (as defined below)), provided, however, that no employee shall be eligible to participate, at any one time, in more than one plan providing for severance benefits. At and after the Effective Time, to the extent permitted by law, until Continuing Employees commence participation in comparable Acquiror Benefit Plans in accordance with the terms of each Plan, Acquiror and its subsidiaries shall continue to maintain each Company Benefit Plan and Continuing Employees shall continue to participate in each such Company Benefit Plan. Nothing herein shall limit the ability of Acquiror to amend or terminate any of the Benefit Plans in accordance with their terms at any time.

(b) Acquiror shall cause each Acquiror Benefit Plan providing medical or dental benefits to Continuing Employees to (i) waive any preexisting condition limitations relating to any conditions that were covered under the applicable medical or dental plans of Company or its subsidiaries, (ii) for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements, take into account any eligible expenses incurred by Continuing Employees or their covered dependents during the portion of the plan year ending on the date on which such Continuing Employees commence participation in a comparable Acquiror Benefit Plan, as if such amounts had been paid under such Acquiror Benefit Plan and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such Continuing Employee to the extent such Continuing Employee had satisfied any similar limitation or requirement under a comparable Company Benefit Plan prior to the Effective Time.

(c) Company shall cooperate in providing information reasonably requested by Acquiror that is necessary for Acquiror to prepare and distribute notices that Acquiror may desire to provide prior to the Effective Time under the Workers Adjustment and Retraining Notification Act of 1988 (WARN Act).

(d) Acquiror shall assume and honor, or pay out, the accrued but unused vacation and sick time of Continuing Employees.

(e) Acquiror shall assume and honor the U.S.B. Holding Co., Inc. Severance Plan (the “Severance Plan”) for a period of twelve months following the Effective Time, provided that, prior to Closing, and in any case prior to the Company Meeting, Company has adopted the amendment to the Severance Plan set forth in Section 5.10(e) of the Company Disclosure Schedule.

(f) Concurrently with the execution of this Agreement, Company, Acquiror and each of Thomas E. Hales, Raymond J. Crotty and Thomas M. Buonaiuto shall enter into an agreement substantially in the form attached as Exhibit 5.10(f) to the Company Disclosure Letter, which shall govern the settlement of their respective employment agreements or termination pay arrangement.

5.11 Indemnification and Insurance.

(a) Following the Effective Time, Acquiror agrees to indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of Company and its subsidiaries (each, an “Indemnified Party”) following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent such Indemnified Party would have been indemnified as a director or officer of Company or any of its subsidiaries under the DGCL and Company’s articles of incorporation and by-laws.

(b) Acquiror shall cause the Persons covered by the directors’ and officers’ liability policy currently maintained by Company immediately prior to the Effective Time to be covered for a period of six years after the Effective Time by Company’s directors’ and officers’ liability insurance policy (provided that Acquiror may substitute policies providing comparable or better coverage than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Acquiror be required to expend more than 200% per year of the amount currently expended by Company per year for coverage as of the date hereof under its directors’ and officers’ liability insurance policy (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto, and provided further that, if notwithstanding the use of reasonable best efforts to do so Acquiror is unable to maintain or obtain the insurance called for by this Section 5.11(b), Acquiror shall obtain as much comparable insurance as available for the Maximum Amount; provided further that such Persons may be required to make reasonable application and provide reasonable and customary representations and warranties to Acquiror’s insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of persons who are officers and directors of Acquiror as of the date hereof.

(c) Any Indemnified Party wishing to claim indemnification under Section 5.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Acquiror thereof; provided that the failure so to notify shall not affect the obligations of Acquiror under Section 5.11(a) unless and to the extent that Acquiror is prejudiced as a result of such failure.

(d) If Acquiror or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Acquiror will cause proper provision to be made so that the successors and assigns of Acquiror will assume the obligations set forth in this Section 5.11.

(e) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

5.12 Publicity. The initial press release relating hereto will be a joint press release and thereafter, except as otherwise required by law or the applicable rules of the NYSE or any other self-regulatory organization, Company and Acquiror shall coordinate with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby.

5.13 Reasonable Best Efforts; Additional Agreements. Subject to the terms and conditions of this Agreement, each of Acquiror and Company agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger (it being understood that any amendments or supplements to the Proxy Statement/Prospectus or the Form S-4 or a resolicitation of proxies as a result of a transaction by Acquiror or its subsidiaries shall not violate this covenant).

5.14 Notification of Certain Matters. Each of Acquiror and Company will give prompt notice to the other (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (a) is reasonably likely to result in any Material Adverse Effect with respect to it, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b) to be satisfied, or to give rise to any right to terminate this Agreement pursuant to Section 7.1(b), unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as the case may be, to be satisfied or give rise to such termination right.

5.15 Expenses. Each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

5.16 Section 16(b) Exemption. Acquiror and Company agree that, in order to most effectively compensate and retain Company Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of (i) shares of Company Common Stock into the right to receive cash and/or shares of Acquiror Common Stock and (ii) Company Options into the right to receive options to purchase Acquiror Common Stock or cash, as applicable, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.16. Provided that Company delivers to Acquiror the Company Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Board of Directors of Acquiror, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as defined below) of cash, shares of Acquiror Common Stock and/or options to purchase Acquiror Common Stock in exchange for shares of Company Common Stock and Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Company Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law. “Company Section 16 Information” shall mean information accurate in all material respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for the right to receive cash and/or shares of Acquiror Common Stock in the Merger, and the number and description of Company Options held by each such Company Insider and expected to be converted into an option to purchase shares of Acquiror Common Stock or cash, as applicable, in connection with the Merger. “Company Insiders” shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Company Section 16 Information.

5.17 Environmental Assessments. Upon reasonable notice, Company shall cooperate with and grant access to an environmental consulting firm selected by Acquiror and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed) to the Owned Real Property, for the purpose of conducting:

(a) ASTM 1527 Phase I environmental assessments (“Phase I Assessments”); and

(b) ASTM 1903 Phase II environmental assessments (“Phase II Assessments” and together with the Phase I Assessments, the “Environmental Assessments”) on any Owned Real Property in respect of which a Recognized Environmental Condition (as such term is defined in the ASTM Standard) is identified in a Phase I Assessment. Each Phase II Assessment, if any, shall include an estimate by the environmental consulting firm preparing such Environmental Assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the Recognized Environmental Condition(s) or other conditions which are the subject of the Phase II Assessment.

Acquiror shall bear and pay the environmental consulting firm’s fees and expenses. Within 15 days after the date hereof, Acquiror shall engage an environmental consultant reasonably acceptable to Company to perform the Phase I Assessments. Acquiror shall use reasonable efforts to cause its environmental consultant to complete and provide Acquiror with its written Phase I Assessment(s) within 45 days after such consultant is retained. Promptly following the receipt of all Phase I Assessments (but not later than 15 days thereafter), Acquiror shall order all applicable Phase II Assessments. Acquiror shall use reasonable best efforts to have all Environmental Assessments completed within 90 days of the date of this Agreement.

5.18 Registration and Merger Consideration. At or prior to the Effective Time, Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock and take action to deposit cash sufficient for delivery of the Merger Consideration to Company stockholders.

5.19 Affiliates. Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Company to deliver to Acquiror, as soon as practicable after the date of this Agreement, a written agreement in the form of Exhibit B hereto.

5.20 Stock Exchange Listing. Acquiror shall use reasonable best efforts to cause the shares of Acquiror Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

5.21 Compliance Policies and Procedures. Prior to the Closing Date, the Company shall use its reasonable best efforts to make and cooperate with Acquiror in making, and cause it applicable Subsidiaries to make and cooperate with Acquiror in making, as applicable, such changes and modifications to its legal, accounting, risk management, internal audit and other compliance policies and procedures, including anti-money laundering, Bank Secrecy Act, USA Patriot Act, “know your customer”, Office of Foreign Asset Control list of Specially Designated Nationals and Blocked Entities compliance policies and procedures, as Acquiror may from time to time request; provided; however, that such changes and modifications shall comply with applicable law.

ARTICLE VI

CONDITIONS

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Acquiror, Acquiror Sub and Company to consummate the Merger is subject to the fulfillment or written waiver by Acquiror and Company prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted and approved by the requisite vote of the stockholders of Company.

(b) Governmental and Regulatory Consents. All statutory waiting periods applicable to the consummation of the Merger shall have expired or been terminated, and, other than the filing provided for in Section 1.4(a), all notices, reports and other filings required to be made prior to the Effective Time by Acquiror or Company or any of their respective subsidiaries with, and all regulatory consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Acquiror or Company or any of their respective subsidiaries from, any Governmental Entity in connection with the consummation of the Merger and the other transactions contemplated hereby by Acquiror and Company shall have been made or obtained (as the case may be) and become final, provided that none of the foregoing shall contain any term or condition which would have, or would be reasonably likely to have, a Material Adverse Effect on (A) Acquiror and its subsidiaries taken as a whole or (B) Company and its subsidiaries taken as a whole.

(c) No Prohibitions. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

(d) NYSE Listing. The shares of Acquiror Common Stock that shall be issued to the stockholders of Company upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

(f) Blue Sky Approvals. All permits and other authorizations under the Securities Laws (other than that referred to in Section 6.1(e)) and other authorizations necessary to consummate the Merger and to issue the shares of Acquiror Common Stock to be issued in the Merger shall have been received and be in full force and effect.

6.2 Conditions to Obligations of Acquiror and Acquiror and Acquiror Sub. The respective obligations of each of Acquiror and Acquiror Sub to consummate the Merger are also subject to the fulfillment, or the written waiver by Acquiror, prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be, giving effect to Sections 3.1 and 3.2, true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be, giving effect to Sections 3.1 and 3.2, true and correct as of such date); and Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

(c) Third Party Consents. All consents or approvals of all Persons (other than Governmental Entities) required for consummation of the Merger shall have been obtained and shall be in full force and effect.

(d) Federal Income Tax Opinion. Acquiror shall have received an opinion of Sullivan & Cromwell LLP, special counsel to Acquiror, dated the Closing Date, in form and substance reasonably satisfactory to Acquiror, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion:

(i) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

(ii) Each of Company, Acquiror and Acquiror Sub will be a party to that reorganization within the meaning of Section 368(b) of the Code.

In rendering such opinion, Sullivan & Cromwell LLP may require and rely upon representations and covenants, including those contained in certificates of officers of Acquiror, Company and others, reasonably satisfactory in form and substance to such counsel.

6.3 Conditions to Obligation of Company. The obligation of Company to consummate the Merger is also subject to the fulfillment, or the written waiver by Company prior to the Effective Time, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Acquiror and Acquiror Sub set forth in this Agreement shall be, giving effect to Sections 4.1 and 4.2, true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be, giving effect to Sections 4.1 and 4.2, true and correct as of such date) and Company shall have received two certificates, dated the Closing Date, signed on behalf of Acquiror and Acquiror Sub by the Chief Administrative Officer or the Chief Executive Officer and the Chief Financial Officer of Acquiror and an authorized officer of Acquiror Sub, respectively, to such effect.

(b) Performance of Obligations of Acquiror. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Company shall have received a certificate, dated the Closing Date, signed on behalf of Acquiror by the Chief Administrative Officer or the Chief Executive Officer and the Chief Financial Officer of Acquiror to such effect.

(c) Federal Income Tax Opinion. Company shall have received an opinion of Thacher Proffitt & Wood LLP, dated the Closing Date, in form and substance reasonably satisfactory to Company, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion:

(i) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Each of Company, Acquiror and Acquiror Sub will be a party to that reorganization within the meaning of Section 368(b) of the Code.

(ii) No gain or loss will be recognized by stockholders of Company who receive shares of Acquiror Common Stock in exchange for Company Common Stock, except with respect to cash received in lieu of fractional share interests.

(iii) The basis of the Acquiror Common Stock (including any fractional shares thereof deemed for tax purposes to be issued and then redeemed by Acquiror) by a holder of Company Common Stock pursuant to the Merger will be the same as the basis of the Company Common Stock surrendered in exchange therefor, increased by any gain recognized by such holder of Company Common Stock (including any portion of the gain treated as a dividend) and decreased by the amount of cash received by such holder.

(iv) Provided that the Company Common Stock surrendered in the Merger is held as a capital asset at the Effective Time, the holding period of the Acquiror Common Stock received by a holder of Company Common Stock in exchange for such Company Common Stock pursuant to the Merger will include the period during which such holder held such Company Common Stock.

In rendering such opinion, Thacher Proffitt & Wood llp may require and reply upon representations and covenants, including those contained in certificates of officers of Acquiror and others, reasonably satisfactory in form and substance to such counsel.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the stockholders of Company:

(a) by the mutual consent of Acquiror and Company, if the board of directors of each so determines by vote of a majority of the members of its entire board;

(b) by Acquiror or Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of a breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 45 days after written notice of such breach is given to the party committing such breach by the other party and which breach, individually or in the aggregate with other such breaches, would cause the conditions set forth in Section 6.2(a) and (b), in the case of breaches by Company, or Section 6.3(a) and (b), in the case of breaches by Acquiror, not to be satisfied;

(c) by Acquiror or Company by written notice to the other if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated hereby shall have been denied in writing or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

(d) by Acquiror or Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by January 31, 2008 (the “Termination Date”), unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate;

(e) by the Board of Directors of Acquiror in the event that (i) the Board of Directors of Company does not continue to recommend that its stockholders adopt this Agreement, withdraws such recommendation or modifies or changes such recommendation in a manner adverse to the interests of Acquiror, (ii) Company has failed to substantially comply with its obligations under Section 5.3 or 5.4 or (iii) the Board of Directors of Company has recommended or endorsed an Acquisition Proposal;

(f) by Company at any time during the three business-day period following the Acquiror Ratio Determination Date (as defined below), if:

(i) the Ending Price (as defined below) shall be less than the product of 0.85 and the Starting Price (as defined below); and

(ii) (A) the number obtained by dividing the Ending Price by the Starting Price (such number being referred to herein as the “Acquiror Ratio”) shall be less than (B) the number obtained by dividing the Index Price on the Acquiror Ratio Determination Date by the Index Price on the Starting Date and subtracting 0.15 from such quotient (such number being referred to herein as the “Index Ratio”) subject to the following. If Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Acquiror; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three business-day period. During the three business-day period commencing with its receipt of such notice, Acquiror shall have the option of increasing the Designated Ratio and/or Per Share Cash Consideration in a manner such that the conditions set forth in either clause (i) or (ii) above shall be deemed not to exist. For purposes hereof, the condition set forth in clause (i) above shall be deemed not to exist if the Designated Ratio and/or Per Share Cash Consideration is adjusted so that the aggregate value of the Merger Consideration after such increase is not less than the aggregate value of the Merger Consideration that would have been in effect if the condition set forth in clause (i) above did not exist. For purposes hereof, the condition set forth in clause (ii) above shall be deemed not to exist if the aggregate value of the Merger Consideration is increased so that the aggregate value of the Merger Consideration after such increase is not less than the aggregate value of the Merger Consideration that would have been in effect if the condition set forth in clause (ii) above did not exist. If Acquiror makes this election, within such three business-day period, it shall give prompt written notice to Company of such election and the revised Designated Ratio and/or Designated Amount, whereupon no termination shall have occurred pursuant to this Section 7.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Designated Ratio and/or Designated Amount shall have been so modified).

(iii) For purposes of this Section 7.1(f), the following terms shall have the meanings indicated:

“Acquiror Ratio Determination Date” means the first date on which all Regulatory Approvals required for consummation of the Merger have been received (disregarding any waiting period).

“Ending Price” means the average of the closing sale prices of one share of Acquiror Common Stock as reported on the NYSE Composite Transactions Reporting System (as reported in the Wall Street Journal or, if not reported therein, in another authoritative source) during the 10 consecutive trading days ending on the Acquiror Ratio Determination Date.

“Index Price” on a given date means the closing price of the KBW Index (as publicly reported by Keefe, Bruyette & Woods, Inc. in an authoritative source).

“Starting Date” shall mean the calendar day this Agreement is signed, or if such calendar day is not an NYSE trading day, then the NYSE trading day immediately preceding such calendar day.

“Starting Price” shall mean $36.15.

If Acquiror declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for Acquiror Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.1(f).

(g) By Acquiror if any Phase II Assessment indicates the existence of any condition or matter with respect to which it is reasonably likely that the cost set forth in the Phase II Assessment(s) of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities relating to the Recognized Environmental Condition(s) which resulted in the Phase II Assessment would exceed $1,000,000 in the case of any one parcel of Owned Real Property or $3,000,000 in the case of all Owned Real Property and the existence of such condition or matter has not been cured by Company within 45 days after written notice of such condition or matter is given to Company by Acquiror.

7.2 Fee. As a condition of Acquiror’s willingness, and in order to induce Acquiror to enter into this Agreement, and to reimburse Acquiror for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Company hereby agrees to pay Acquiror, and Acquiror shall be entitled to payment of, a fee of $21,000,000, within three business days after written demand for payment is made by Acquiror, following the occurrence of any of the events set forth below:

(i) Acquiror terminates this Agreement pursuant to Section 7.1(e); or

(ii) Company enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Company within twelve months following the termination of this Agreement by Acquiror pursuant to Section 7.1(b) because of a breach (other than a non-volitional breach of a representation or warranty) by Company after an Acquisition Proposal has been publicly announced or otherwise made known to Company.

7.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 7.1, (a) no party to this Agreement shall have any liability or further obligation to any other party hereunder; provided, however, termination will not relieve a breaching party from liability for any willful breach giving rise to such termination and (b) this Agreement shall forthwith be void and of no further legal effect, other than the provisions of Sections 5.7(b), 5.15 and 7.2, this Section 7.3 and Article VIII.

ARTICLE VIII

MISCELLANEOUS

8.1 Survival. Except for the agreements and covenants contained in Articles I and II, Sections 5.10 and 5.11, and this Article VIII, the representations and warranties, agreements and covenants contained in this Agreement shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

8.2 Modification or Amendment. Subject to applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

8.3 Waiver of Conditions. The conditions to each party’s obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party as a whole or in part to the extent permitted by applicable law. No waiver shall be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

8.4 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and may be delivered by facsimile or other electronic means.

8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware, without regard to the conflict of law principles of the State of Delaware.

8.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

To Acquiror or Acquiror Sub:	To Company:

KeyCorp 127 Public Square Cleveland, OH 44114 Attention: Andrew R. Tyson Facsimile: 216-689-3610	U.S.B. Holding Co., Inc. 100 Dutch Hill Road Orangeburg, NY 10962 Attention: Thomas E. Hales Facsimile: 216-689-3610

with a copy to:	with a copy to:

KeyCorp 127 Public Square Cleveland, OH 44114 Attention: Daniel R. Stolzer Facsimile: 216-357-6515	U.S.B. Holding Co., Inc. 100 Dutch Hill Road Orangeburg, NY 10962 Attention: Thomas Buonaiuto Facsimile: 845-365-4695

and to:	and to:

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Attention: Mitchell S. Eitel Facsimile: 212-558-3588	Thacher Proffitt & Wood LLP 1700 Pennsylvania Avenue, NW Washington, DC 20006 Attention: Richard A. Schaberg Facsimile: 202-626-1930

8.7 Entire Agreement, Etc. This Agreement (including the Company Disclosure Letter and the Acquiror Disclosure Letter) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof and thereof, including but not limited to the Confidentiality Agreement in its entirety which shall hereby terminate, and this Agreement shall not be assignable by operation of law or otherwise (any attempted assignment in contravention of this Section 8.7 being null and void).

8.8 Definition of “subsidiary” and “affiliate”; Covenants with Respect to Subsidiaries and Affiliates. (a) When a reference is made in this Agreement to a subsidiary of a Person, the term “subsidiary” means those other Persons that are controlled, directly or indirectly, by such Person within the meaning of Section 2(2) of the BHC Act. When a reference is made in this Agreement to an affiliate of a Person, the term “affiliate” means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person.

(b) Insofar as any provision of this Agreement shall require a subsidiary or an affiliate of a party to take or omit to take any action, such provision shall be deemed a covenant by Acquiror or Company, as the case may be, to cause such action or omission to occur.

8.9 Interpretation; Effect. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.10 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto, any benefit, right or remedies except that the provisions of Section 5.11 shall inure to the benefit of the Persons referred to therein.

8.11 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.11.

[NEXT PAGE IS A SIGNATURE PAGE]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

KEYCORP

By: /s/ Daniel R. Stolzer
Name: Daniel R. Stolzer
Title:  Senior Vice President and Deputy General Counsel

KYCA CORPORATION

By: /s/ Daniel R. Stolzer
Name: Daniel R. Stolzer
Title: President

U.S.B. HOLDING CO., INC.

By: /s/ Thomas E. Hales
Name: Thomas E. Hales
Title: Chairman and Chief Executive Officer

FORM OF VOTING AGREEMENT

VOTING AGREEMENT, dated July __, 2007 (this “Agreement”), between KeyCorp, an Ohio corporation (“Acquiror”), and [Name of Stockholder] (the “Stockholder”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

W I T N E S S E T H:

WHEREAS, U.S.B. Holding Co., Inc., a Delaware corporation (the “Company”), and Acquiror are, concurrently with the execution and delivery of this Agreement, entering into, with KYCA Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror (“Acquiror Sub”), an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for the merger the Company with and into Acquiror Sub (the “Merger”); and

WHEREAS, as of the date hereof, the Stockholder is the record and/or beneficial owner (or, jointly with his spouse, the record and/or beneficial owner) of the shares of Company Common Stock listed on Annex A hereto (the “Existing Shares” and, together with any shares of Company Common Stock or other voting capital stock of the Company acquired by the Stockholder after the date hereof, the “Shares”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote. The Stockholder irrevocable and unconditionally agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the Company Meeting or any other meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, the Stockholder shall:

(a) appear at each such meeting or otherwise cause the Shares (other than Shares Transferred in accordance with Section 3.1(a)) owned beneficially or of record by the Stockholder to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares, and any other voting securities of the Company (whenever acquired), that are owned beneficially or of record by the Stockholder (or owned beneficially or of record by the Stockholder jointly with his spouse) or as to which the Stockholder has, directly or indirectly, the right to vote or direct the voting (other than Shares Transferred in accordance with Section 3.1(a)), (i) in favor of, and will otherwise support, adoption of the Merger Agreement and any other action of the Company’s stockholders requested in furtherance thereof; (ii) against, and not otherwise support, any action or agreement submitted for approval of the stockholders of the Company that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement; and (iii) against, and not otherwise support, any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the stockholders of the Company that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the Merger or this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its subsidiaries; (C) a material change in the policies or management of the Company; (D) an election of new members to the board of directors of the Company, except where the vote is cast in favor of the nominees of a majority of the existing directors; (E) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Certificate of Incorporation or By-Laws of the Company; or (F) any other material change in the Company’s corporate structure or business; provided, however, that nothing in this Agreement shall prevent any Stockholder or representative of the Stockholder from discharging his or her fiduciary duties as a member of the board of directors of the Company; and provided, further, however, that the Stockholder shall not be obligated to vote (or cause to be voted) or deliver any consent with respect to (or cause any consent to be delivered with respect to) any Shares beneficially owned or controlled by such Stockholder in the Stockholder’s capacity as trustee for or participation in the U.S.B. Holding Co, Inc. Employee Stock Ownership Plan (with 401(k) Provisions) (the “KSOP”) or the Key Employees Supplemental Investment Plan (the “KSIP”).

1.2 No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) has not entered, and the Stockholder shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Stockholder (or owned beneficially or of record by the Stockholder jointly with his spouse) and (b) has not granted, and the Stockholder shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Stockholder.

1.3 Proxy. Except with respect to any Shares Transferred in accordance with Section 3.1(a), the Stockholder agrees to grant to Acquiror a proxy to vote the Shares owned beneficially and of record by the Stockholder as indicated in Section 1.1 above if the Stockholder fails for any reason to vote such Shares in accordance with Section 1.1. The Stockholder agrees that such a proxy would be coupled with an interest and irrevocable for so long as this Agreement is in effect, and the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of such proxy.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Acquiror as follows:

(a) Authorization; Validity of Agreement; Necessary Action. The Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Acquiror, constitutes a valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b) Ownership. The Existing Shares listed on Annex A hereof are, and, other than Shares Transferred in accordance with Section 3.1(a), such Existing Shares and any additional shares of Company Common Stock acquired by the Stockholder after the date hereof and prior to the Effective Time will be, (i) owned beneficially by the Stockholder (or owned beneficially by the Stockholder and his spouse jointly) and (ii) owned of record by the Stockholder (or owned of record by the Stockholder and his spouse jointly) or by nominees on the Stockholder’s behalf (or on behalf of the Stockholder and his spouse jointly). As of the date hereof, the Existing Shares listed on Annex A hereof constitute all of the shares of Company Common Stock owned beneficially or of record by the Stockholder (or the Stockholder and his spouse jointly) other than Shares allocated to the Stockholder under the KSOP or the KSIP. Except for any Shares beneficially owned or controlled by the Stockholder in connection with his participation in or capacity as a trustee for the KSOP or the KSIP, the Stockholder (or the Stockholder jointly with his spouse) has and will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Except for any (i) Shares beneficially owned or controlled by the Stockholder in connection with his participation in or capacity as a trustee for the KSOP or the KSIP or (ii) Shares Transferred in accordance with Section 3.1(a), the Stockholder (or the Stockholder jointly with his spouse) has good and marketable title to the Existing Shares listed on Annex A hereof, free and clear of any Liens and the Stockholder (or the Stockholder jointly with his spouse) will have good and marketable title to such Existing Shares and any additional shares of Company Common Stock acquired by the Stockholder after the date hereof and prior to the Effective Time, free and clear of any Liens.

(c) No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to the Stockholder or by which any of its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of any securities, or result in the creation of any Lien on the properties or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on the law, ordinance or regulation of any applicable Governmental Entity, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, materially to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder before or by any Governmental Entity that could reasonably be expected materially to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Absence of Agreements with the Company. There are no existing agreements or arrangements between the Stockholder or any of his affiliates (or his spouse), on one hand, or the Company or any of its subsidiaries, on the other hand, relating to the Shares owned beneficially or of record by the Stockholder or any other securities of or investment in the Company.

2.2 Representations and Warranties of Acquiror. Acquiror hereby represents and warrants to the Stockholder as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Acquiror is an Ohio corporation and is validly existing and in good standing under the laws of Ohio. Acquiror has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Acquiror of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Acquiror and no other corporate actions or proceedings on the part of Acquiror are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Acquiror, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b) No Violation. The execution and delivery of this Agreement by Acquiror does not, and the performance by Acquiror of its obligations under this Agreement will not, (i) conflict with or violate the constitutive documents of Acquiror, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to Acquiror or by which any of its assets or properties is bound or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of any securities, or result in the creation of any Lien on the properties or assets of Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Acquiror to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

OTHER COVENANTS

3.1 Further Agreements of Stockholder. a) Except for any Shares beneficially owned or controlled by the Stockholder in connection with his participation in or capacity as a trustee for the KSOP or the KSIP, the Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”), (ii) enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other person or (iii) enter into any contract, option or other arrangement or understanding with respect to any Transfer of (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) any of the Existing Shares or any other Shares owned beneficially or of record by the Stockholder (or owned beneficially or of record jointly by the Stockholder and his spouse); provided, however, that the foregoing shall not prohibit:

(A)  any Transfer made in accordance with the Securities Act or an exemption thereto; to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code, lineal descendants or the spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons;

(B)  Transfers to immediate family members or lineal descendants of the Stockholder, in accordance with the Stockholder’s past practice;

provided further that the aggregate number of Shares Transferred shall not exceed, during the term of this Agreement, the percentage indicated on Annex A hereto of the number of Existing Shares and the Stockholder shall receive (i) an irrevocable proxy, in form and substance identical to the provisions of Section 1.1 hereof, to vote such Existing Shares with respect to the Merger Agreement and the Merger and otherwise, and the Stockholder will vote such proxy as provided in Section 1.1 hereof and (ii) an agreement identical in all material respects to this Agreement executed by the transferee of the Transferred Shares.

(b) In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

(c) The Stockholder hereby agrees, while this Agreement is in effect, to notify Acquiror promptly in writing of (i) the number of any additional shares of Company Common Stock or other securities of the Company acquired by the Stockholder, if any, after the date hereof and (ii) any inquiries or proposals which are received by, any information which is requested from, or any negotiations or discussions which are sought to be initiated or continued with, the Stockholder with respect to any Transfer of Shares other than a Transfer of Shares permitted under Section 3.1(a).

3.2 No Solicitation. Neither the Stockholder nor, if applicable, any of the Stockholder’s subsidiaries nor any of the respective officers and directors of the Stockholder or its subsidiaries shall, and the Stockholder shall direct and use its reasonable best efforts to cause the Stockholder’s employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, knowingly initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal (as defined in the Merger Agreement) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. This Agreement shall terminate and no party shall have any rights or duties hereunder if this Agreement is terminated in accordance with the terms of this Section 4.1. This Agreement and any proxy granted pursuant to Section 1.3 shall terminate upon the earlier of (i) the later of (A) the date on which the Merger Agreement is terminated in accordance with Article VII thereof and (B) the date six months after the date of this Agreement, or (ii) the Effective Time of the Merger (such earlier date the “Termination Date”). Nothing in this Section 4.1 shall relieve or otherwise limit any party of liability for breach of this Agreement.

4.2 Stop Transfer Order. In furtherance of this Agreement, the Stockholder shall and hereby does authorize and instruct the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Existing Shares owned beneficially and of record by the Stockholder and all Shares acquired by the Stockholder after the date hereof other than Shares permitted to be Transferred in accordance with Section 3.1(a).

4.3 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.4 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

4.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Acquiror to:

KeyCorp
127 Public Square
Cleveland, Ohio 44114-1306
Fax: (216) 689-3610
Attention: Andrew R. Tyson

with copies to:

KeyCorp
127 Public Square
Cleveland, Ohio 44114-1306
Fax: (216) 689-5372
Attention: Daniel R. Stolzer

and

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Fax: (212) 558-3588
Attention: Mitchell S. Eitel

(b) if to Stockholder to the address listed next to the Stockholder’s name on the signature page hereto.

4.6 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Acquiror, the Stockholder or any of its respective subsidiaries or affiliates to take any action which would violate any applicable law (whether statutory or common), rule or regulation.

4.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

4.8 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

4.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such State. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute (solely for purposes of this Section 4.9 with respect to matters involving this Agreement and the transactions provided for herein) and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.5 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

4.10 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

4.12 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

4.13 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

4.14 Survival. None of the representations, warranties, covenants and agreements of the parties herein shall survive beyond the Termination Date.

4.15 Fiduciary Capacity. Nothing in this Agreement shall have any effect on the Stockholder’s actions when he is acting solely in his capacity as an officer or director of the Company or Union State Bank.

* * *

IN WITNESS WHEREOF, the parties hereto have signed or caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

KEYCORP

By ________________________
Name:
Title:

[STOCKHOLDER]

       ________________________
Name:

Address for Notices:

FORM OF AFFILIATE AGREEMENT

July __, 2007

KeyCorp
127 Public Square
Cleveland, OH 44114

Ladies and Gentlemen:

I have been advised that I might be considered to be an “affiliate” of U.S.B. Holding Co., Inc., a Delaware corporation (“USB”), for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

KeyCorp (“Acquiror”), KYCA Corporation and USB have entered into an Agreement and Plan of Merger, dated as of July __, 2007 (the “Agreement”). Upon consummation of the merger contemplated by the Agreement (the “Merger”), I may receive shares of common stock of Acquiror (“Acquiror Common Stock”) in exchange for my shares of common stock, par value $.01 per share, of USB (“USB Common Stock”). This agreement is hereinafter referred to as the “Letter Agreement.”

I represent and warrant to, and agree with, Acquiror as follows:

1. I have read this Letter Agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of Acquiror Common Stock that I may receive pursuant to the Merger, to the extent I felt necessary, with my counsel or counsel for USB.

2. I have been advised that any issuance of shares of Acquiror Common Stock to me pursuant to the Merger will be registered with the SEC. I have also been advised, however, that, because I may be an “affiliate” of USB at the time the Merger will be submitted for a vote of the stockholders of USB and my disposition of such shares has not been registered under the Securities Act, I must hold such shares indefinitely unless (i) the disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Securities Act, (ii) the disposition of such shares is made in conformity with the provisions of Rule 145(d) under the Securities Act (as such rule may be amended from time to time) or (iii) in an opinion of counsel, in form and substance reasonably satisfactory to Acquiror, the disposition of such shares is otherwise exempt from registration under the Securities Act.

3. I understand that the Acquiror is under no obligation to register the sale, transfer or other disposition of shares of Acquiror Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

4. I understand and agree that stop transfer instructions will be given to the transfer agent of Acquiror with respect to the shares of Acquiror Common Stock I receive pursuant to the Merger and that there will be placed on the certificate representing such shares, or any certificates delivered in substitution therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of a letter agreement between the registered holder hereof and KeyCorp, a copy of which is on file at the principal offices of KeyCorp.”

5. Acquiror reserves the right to put an appropriate legend on the certificate issued to my transferee unless (i) a transfer of my shares of the Acquiror Common Stock is a sale made in conformity with the provisions of Rule 145(d) or made pursuant to any effective registration statement under the Securities Act, or (ii) I shall have delivered to Acquiror an opinion of counsel reasonably satisfactory to Acquiror to the effect that such legend is not required for purposes of the Securities Act.

6. I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse’s occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. It is understood that this Letter Agreement shall be binding upon and enforceable against my administrators, executors, representatives, heirs, legatees and devisees, and any pledge holding securities restricted pursuant to the Letter Agreement.

7. I further recognize that in the event I become a director or officer of Acquiror upon consummation of the Merger, any sale of Acquiror Common Stock by me may subject me to liability pursuant to Section 16(b) of the Exchange Act.

8. Without limiting or abrogating the agreements that I have made as set forth above, execution of this Letter Agreement should not be construed as an admission on my part that I am an “affiliate” of USB as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth above shall be lifted forthwith upon the delivery by the undersigned to Acquiror of an opinion of counsel in form and substance reasonably satisfactory to Acquiror, or other evidence reasonably satisfactory to Acquiror, to the effect that a transfer of my shares of Acquiror Common Stock will not violate the Securities Act or any of the rules and regulations of the SEC thereunder. In addition, it is understood and agreed that the legend set forth in Paragraph 4 above shall be removed forthwith from the certificate or certificates representing my shares of Acquiror Common Stock upon (i) expiration of the restrictive period set forth in Rule 145(d)(2), so long as Acquiror is then in compliance with SEC Rule 144(c), or the restrictive period set forth in Rule 145(d)(3) or (ii) if Acquiror shall have received an opinion of counsel, in form and substance reasonably satisfactory to Acquiror, or other evidence satisfactory to Acquiror that a transfer of my shares of the Acquiror Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), made pursuant to an effective registration statement under the Securities Act or made pursuant to an exemption from registration under the Securities Act.

This Letter Agreement shall be binding on my heirs, legal representatives and successors.

Very truly yours,

__________________________
[NAME]

Accepted as of the date first above written

KeyCorp

By:
Name:
Title: